EXHIBIT 99.1

26 February 2015
KENNEDY WILSON EUROPE REAL ESTATE PLC
(“KWE”, the “Company” or the “Group”)

RESULTS FOR THE PERIOD ENDED 31 DECEMBER 2014
COMPANY COMPLETES £1.5 BILLION OF ACQUISITIONS IN FIRST TEN MONTHS
QUARTERLY DIVIDEND INCREASES BY 75% TO 7P PER SHARE

Kennedy Wilson Europe Real Estate Plc (LSE: KWE), an LSE listed property company that invests in direct real estate and real estate loans in Europe, today announces its first set of results from incorporation on 23 December 2013 to the period ended 31 December 2014 (the “Period”).
Financial Summary:

Inception through 31 December 2014
Net operating income (“NOI”) (£m)	46.9
Net profit after taxation (£m)	78.5
EPRA earnings (£m)	23.1
EPRA earnings per share (p)	25.9
Basic earnings per share (p)	88.0
Dividends per share for the year – 2 quarters (p)[1]	6.0
Quarterly dividend per share to be paid on 20 March 2015 (p)	7.0
As at 31 December 2014
EPRA NAV (£m)	1,382.4
Basic NAV (£m)	1,389.9
EPRA NAV per share (p)	1,021.8
Basic NAV per share (p)	1,027.4
Portfolio value (£m)[2]	1,489.0
Net debt (£m)	104.0
Loan to value (“LTV”) (%)[3]	7.0

Operational highlights in the Period:

•	£1,314.9 million[4] of net equity proceeds raised at IPO and secondary offering

•	£1,478.3 million of total acquisitions completed in the Period across 82 properties and five loan portfolios, reflecting a yield on cost[5] of 6.6%

•	Property portfolio generates annualised NOI of £90.6 million with occupancy[6] of 90.9% with WAULT[7] of 7.7 years (8.9 years to expiry)

•
Strong progress on asset management business plans; 128 leasing transactions undertaken over 532,400 sq ft adding a further £4.5 million to NOI; new lettings accounted for 272,200 sq ft on average lease lengths of 9.1 years (10.0 years to expiry)

•	Portfolio value of £1,489.0 million, reflecting a surplus of £57.9 million
Financial highlights in the Period:

•	EPRA NAV of £1,382.4 million or 1,021.8 pence per share, an increase of 5.6% over the NAV at IPO in February 2014 of 968.0 pence per share

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•
A total of 6.0 pence per share, or £7.4 million of dividends was paid during the Period and today we announce an interim quarterly dividend increase of 75% to 7.0 pence per share or 28.0 pence per share annualised

Post Period end achievements:

•
Over £560 million in acquisitions, including the £503.0 million[8] Aviva/Gatsby portfolio of 180 properties across the UK, a portfolio of eight Park Inn non-performing loans (“NPLs”) and the cashless transfer of the Gardner House NPL, in central Dublin, to direct real estate

•	£352.3 million of new vendor financing[9] at an average cost of 2.96% for the Aviva/Gatsby portfolio

•	Adding £42.0 million of associated annualised NOI taking the total NOI to £133.4 million

•	In Dublin, commenced construction of Block K at Central Park to build 166 new residential units and complete tenant amenities at adjoining Vantage building

•	Portfolio occupancy[10] is up by 3.6% to 94.5% and WAULT[11] is at 8.2 years

1.	Quarterly dividend payment of 2p per share on 29-Aug-14 and 4p per share on 28-Nov-14

2.	Portfolio value based on valuation by external valuers, CBRE (for direct property portfolios) and Duff & Phelps (for loan portfolios), as at 31 December 2014

3.	LTV calculated as net debt over portfolio value (value of investment and development properties + loans secured by real estate + hotels). No drawdown has been made under the revolving credit facility

4.	Includes shares issued to the Investment Manager for part settlement of the quarterly Investment Management fee

5.	At the time of acquisition using actual purchaser’s costs

6.	Occupancy excluding hotels, weighted by estimated rental values (ERVs), occupancy by area is 89.6%

7.	Weighted average unexpired lease term (“WAULT”) is to first break, weighted by net rental income; excluding hotels and residential; WAULT to expiry is 8.9 years

8.	Completion of 163 properties with a value of £443.6 million and delayed conditional completion of 17 properties with a value of £59.4 million

9.	£309.9 million based on completion of 163 properties with £42.4 million to be drawn on completion of the remaining 17 properties

10.	Occupancy excluding hotels, weighted by estimated rental values (ERVs), occupancy by area is 94.8%

11.	Weighted average unexpired lease term (“WAULT”) is to first break, weighted by net rental income; excluding hotels and residential; WAULT to expiry is 9.5 years
Charlotte Valeur, Chair of Kennedy Wilson Europe Real Estate Plc, commented:
“2014 has been a year of notable milestones. KWE’s successful IPO was the second largest real estate IPO in LSE history. The team has delivered on all fronts and the robust financial and operating performance underpins today’s interim quarterly dividend announcement of 7 pence, a 75% increase.”
Mary Ricks, President and CEO of Kennedy Wilson Europe, added:
“We are pleased with our progress since the IPO and have put in place the stepping stones to deliver both income growth and long term capital appreciation. The team’s ability to execute on £1.5 billion of investments in ten months highlights our sourcing capabilities and deep local relationships across the industry and with financial institutions.
“We believe the current European environment will lead to a prolonged period of low interest rates and profitable opportunities in our target markets where active asset management will generate attractive total returns. Our pan-European remit across multiple sectors means that we can leverage our platform across property cycles in different geographies as the path to recovery remains uneven across Europe.”
Investment Management Fee - Share Issuance
For the quarter ended 31 December 2014, based on an EPRA NAV of £1,382.4 million, a quarterly management fee of £3.4 million is payable to KW Investment Management Ltd, as investment

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manager to the Group. In line with the investment management agreement, this fee is payable 50% in shares (163,478) and 50% in cash (£1.7 million).
Performance fee
For the Period, no performance fee was earned.
Dividend
The directors of the Company have resolved to pay an interim quarterly dividend of 7.0 pence per share.

Dividend event	Declared	Ex-dividend	Record	Payment
Date	26-Feb-15	5-March-15	6-Mar-15	20-Mar-15

For further information, please contact:

Investors Juliana Weiss Dalton +44 (0) 20 7479 7249 JWeissDalton@kennedywilson.eu	Press Richard Sunderland/ Nick Taylor/ Dido Laurimore +44 (0) 20 3727 1000 kennedywilson@fticonsulting.com

Results presentation, audio webcast and conference call today
A results presentation and audio webcast/conference call is being held today at 12:00pm GMT at:
FTI Consulting
200 Aldersgate
Aldersgate Street
London EC1A 4HD
In addition, the presentation will be available to download from the Company’s website www.kennedywilson.eu
To participate in the call, please dial:
From United Kingdom / International: +44(0)20 3450 9987
From Ireland: +353(0)1 4860918
From US: +1212 444 0895
Participant Password: 9212829

Event title: Kennedy Wilson Europe Results
The live audio webcast will be available on the Company’s website www.kennedywilson.eu

About Kennedy Wilson Europe Real Estate Plc
Kennedy Wilson Europe Real Estate Plc is a listed property company that floated on the Premium Segment of the London Stock Exchange (LSE: KWE) in February 2014 to invest in real estate and real estate loans across Europe. The Company's primary objectives are to generate and grow long term

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cash flows to pay dividends and to enhance capital values by way of focused asset management and strategic acquisitions, with the intention of creating value for shareholders. The Company continues to pursue a pan-European investment strategy and has acquired a significant portfolio invested across a variety of subsectors with the majority weighted towards office and retail. The portfolio is currently located across the UK, Ireland and Spain, and weighted towards London, the South East and Dublin. The Company is externally managed by Kennedy Wilson through a wholly-owned subsidiary acting as investment manager. It benefits from a strong team of real estate and real estate debt professionals operating from offices in London, Dublin, Madrid and Jersey. The Company is regulated by the Jersey Financial Services Commission. For further information on Kennedy Wilson Europe Real Estate Plc, please visit www.kennedywilson.eu

About Kennedy Wilson
Founded in 1977, Kennedy Wilson (NYSE: KW) is a vertically integrated global real estate investment and services company headquartered in Beverly Hills, CA, with 25 offices in the U.S., U.K., Ireland, Spain, Japan and Jersey. The company, on its own or with partners, invests opportunistically in a variety of real estate related investments, including commercial, multifamily, loan purchases and originations, residential, and hotels. Kennedy Wilson offers a comprehensive array of real estate services including investment management, property services, auction, conventional sales, brokerage and research. For further information on Kennedy Wilson, please visit www.kennedywilson.com

Cautionary Statement and Forward Looking Statements
This announcement has been prepared for, and only for the members of the Company, as a body, and no other persons. The Company, its directors, employees, agents or advisers do not accept or assume responsibility to any other person to whom this document is shown or into whose hands it may come and any such responsibility or liability is expressly disclaimed. By their nature, the statements concerning the risks and uncertainties facing the Company and/ or the Group in this announcement involve uncertainty since future events and circumstances can cause results and developments to differ materially from those anticipated. This announcement may contain certain forward-looking statements with respect to Kennedy Wilson Europe Real Estate Plc (the “Company”) and its subsidiaries (together, the “Group”), and the Group’s financial condition, results of operations, business, future plans and strategies, anticipated events or trends, and similar matters, that are not historical facts. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results of operations, performance or achievements of the Group or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements speak only as at the date of this announcement. The Company undertakes no obligation to release publicly any revisions or updates to these forward-looking statements to reflect future events, circumstances, unanticipated events, new information or otherwise except as required by law or any appropriate regulatory authority. Past performance is no guide to future performance and persons needing advice should consult an independent financial adviser. Nothing in this announcement should be construed as a profit forecast.

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CHAIR’S INTRODUCTION

On behalf of the Board, I am pleased to present our results for 2014. It has been a period of notable milestones, even more so when considering the short hold period of the portfolio up to 31 December 2014. In addition to a successful listing on the LSE in February 2014, the second largest real estate IPO in its history, KWE was also admitted to the FTSE 250 index in June 2014, affirming its position as a leading listed real estate company.
RESULTS
The Group delivered EPRA NAV of 1,021.8 pence per share, an increase of 5.6% over the starting NAV at IPO of 968.0 pence per share. The basic NAV was 1,027.4 per share. The portfolio value stood at £1,489.0 million, generating a valuation surplus of £57.9 million. EPRA earnings per share were 25.9 pence per share (£23.1 million), up from 4.3 pence per share (£2.8 million) in June 2014 owing to a significant level of investment since the half year. Basic earnings per share were 88.0 pence per share.
DIVIDENDS
Today the Board is pleased to announce a quarterly interim dividend of 7.0 pence per share or 28.0 pence annualised. The strong successive quarter-on-quarter growth in dividends from 2.0 pence to 4.0 pence and now 7.0 pence per share demonstrates the quality of the portfolio acquired in our first ten months.
The quarterly dividend of 7.0 pence per share will be paid on 20 March 2015 to shareholders on the register at the close of business on 6 March 2015.
The Board continues to focus on sustainable levels of quarterly dividend distributions.
SIGNIFICANT PROGRESS SINCE INCEPTION
We have grown a first class team of local real estate professionals across Europe with the skill set to execute on large, often complex deals in short timeframes:

•	Successfully and prudently deploying shareholders’ capital

•	Ensuring an efficient capital structure

•	Employing accretive asset management initiatives, and

•	Growing current income with a focus on long term value creation.
Successful capital deployment
Net equity proceeds of £1,314.9 million were raised at IPO and a follow-on secondary offering in October 2014. Additional debt financing of £512.2 million was put in place in the Period. Separately, a Revolving Credit Facility (“RCF”) of £225 million was put in place and remains undrawn. Investments were delivered at a pace well ahead of business plans with acquisitions totalling £1,478.3 million, including purchaser’s costs and subsequent capital expenditure. The sound acquisition metrics of all of our transactions ensure the foundations are laid for future income growth and capital appreciation. The pan-European remit has ensured a strong pricing discipline where investments must stack up to relative risk-return profiles of the entire Group.
Efficient capital structure

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The Board undertakes a regular review of the appropriate mix of debt and equity in the business and the potential impact on delivering targeted returns and business plans. In addition to secured debt financings in place, the Group also benefits from an unsecured £225 million RCF which draws a marginal cost starting at 160bps, providing attractive funding for a variety of uses including capital expenditure commitments. Further details can be found in the finance review.
At the period-end LTV was only 7.0% owing to low levels of net debt at £104.0 million driven by mortgage borrowing of £545.9 million being offset by £441.9 million of cash balances ahead of the Aviva/Gatsby transaction (which was announced on 22 December 2014 and closed on 30 January 2015). Post period end transactions pro forma LTV is 31.3% calculated using net debt of £886.6 million (being mortgage borrowing including Aviva/Gatsby of £350.3 million offset by £239.8 million of cash balances). The portfolio value pro forma post period end transactions stands at £2,063.7 million.
Asset management achievements
As real estate operators, one of the Group’s main focuses is to implement asset management initiatives that will grow income and create capital value. It is worth noting that the average hold period of the portfolio at the period-end was only 5.8 months; a very short period to take a portfolio through an active asset management programme. In this context the asset management team has successfully delivered on 128 leasing transactions across 532,400 sq ft, adding an incremental £3.2 million annually to NOI over the Period, with a further £1.3 million contracted for as at 31 December 2014 and reflected in the NOI of £133.4 million (as at 25 February 2015). Strong leasing momentum delivered 113 new lease transactions, on average lease terms of 9.1 years (10.0 years to expiry) and 15 re-gears; this compares favourably to the WAULT on the entire portfolio of 7.7 years to first break (8.9 years to expiry). Annualised rent roll at the period-end is £90.6 million rising to £133.4 million pro forma post period end transactions (at 25 February 2015).
THE BOARD
The Board continues to work closely with KW Investment Management Ltd (“the Investment Manager”) and its advisors to achieve a high standard of governance, which remains a key priority. The Company became a member of EPRA, the European trade body for listed real estate securities, and is following EPRA’s Best Practice Recommendations (“BPRs”) for reporting disclosure. In addition, KWE is also a member of the Association of Investment Companies (“AIC”) and adheres to the AIC Code of Corporate Governance, which is endorsed by the FRC and meets the Group’s obligations in relation to the UK Corporate Governance Code 2012. In keeping with best practice, I am pleased that Mark McNicholas, who is already Chairman of the Nominations Committee, has agreed to become the Senior Independent Director with immediate effect.
OUTLOOK
We expect to see improved business confidence across both the UK and Ireland for 2015. Commercial property is seeing positive signs of rental growth across selective office and retail catchments which is extending outside the main CBDs of London and Dublin. Investment appetite remains strong across the board with a growing appetite for risk particularly in our target markets where significant pools of capital are looking for a home. The recent Quantitative Easing programme is expected to put further downward pressure on property yields and offer opportunities for lower cost debt funding across our portfolio.

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The Board remains confident in the Investment Manager’s ability to invest on a pan-European basis where risk-return parameters are sufficiently attractive relative to existing jurisdictions. Having the flexibility to operate across multiple geographies and sectors ensures disciplined capital deployment as each transaction must stand on its own merits and relative to the opportunity costs of investing in other geographies.
I wish to thank the team for a tremendous job delivering excellent operating performance and positioning the business for a successful year ahead. I also wish to thank our Shareholders for their continued support.

INVESTMENT MANAGER’S REVIEW

OUR PROGRESS AND OUTLOOK
2014 has been a year of delivery surpassing the goals set at IPO and putting in place the stepping stones to deliver both long term income growth and capital appreciation.
Our portfolio value is £1,489.0 million at 31 December 2014. The property portfolio comprises 82 directly owned assets across an area in excess of 6.6 million sq ft (area excluding Hotels and Development assets) with a period-end value of £1,278.0 million and a further four loans secured by 29 assets with a period-end value of £211.0 million. Refer to Table 1A in the appendix on page 57 for the portfolio split by sector.
Our pan-European remit across multiple sectors means that we can leverage our platform across different property cycles in different geographies as the path to recovery remains uneven across Europe. We remain confident that as attractive relative risk return opportunities are present in Europe, we will take advantage of these opportunities across these markets.
In other geographies, the government asset management agencies, deleveraging financial institutions and receivers remain vital to our growing pipeline. We are well placed to participate in these opportunities owing to our track record and strong relationships, evidenced by the repeat business and partnerships we have formed with vendors in the market.
INVESTMENT ACTIVITY
Over the Period, we have grown the portfolio in quality, geography and sector diversity through 16 transactions with a total book value of £1,478.3 million (including purchaser’s cost and subsequent capital expenditures). Purchases have been made at significant discounts to original cost with attractive capital value per sq ft, yield on cost and a low rental basis where there is material scope to grow income.

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Table 1: Acquisitions

Name	Sector[1]	Purch. date	Book value[2] (£m)	Capital value[3] (£ psf)	YOC[4] (%)	Avg. Rent[3] (£ psf)	WAULT[5] (years)	EPRA Occup’y6 (%)
2014		2014
Tiger, UK	O/I/R	28-Feb	70.0	55	11.3	6.2	3.2	87.3
Artemis, UK	O/I/R	28-Mar	153.5	105	7.0	6.6	4.6	82.5
Fordgate B-note[7]	NPL	23-Apr	36.5	Na	Na	Na	Na	Na
Corbo loans, UK8	NPL	30-May	17.8	Na	4.8	Na	Na	Na
Avon loans, UK	NPL	4-Jun	93.8	Na	7.5	Na	Na	Na
Opera, IE	O/R	24-Jun	313.1	448	6.2	23.9	15.5	86.8
Vantage/CP, IE9	RAS	24-Jun	63.4	255	3.8	10.4	Na	96.3
Block K/CP9	Dev	24-Jun	7.0	Na	Na	Na	Na	Na
Liffey Trust, IE	RAS	25-Jun	12.2	182	4.9	12.7	Na	97.5
Jupiter, UK	O/I/R	26-Jun	309.8	118	7.4	9.1	6.3	94.3
Portmarnock, IE	Hotel	7-Jul	23.4	Na	5.1	Na	Na	Na
Fairmont, UK	Hotel	18-Aug	34.5	Na	5.8	Na	Na	Na
Elliot loans, IE	NPL	3-Sep	60.5	Na	5.9	Na	Na	Na
Marshes SC, IE	Retail	5-Sep	35.8	128	7.5	10.4	6.5	91.0
111 BPR, UK	Office	10-Nov	208.3	913	5.1	46.6	5.5	100.0
Gardner House, IE	NPL	19-Nov	34.7	Na	6.9	Na	Na	Na
ST5, ES	Dev[10]	23-Dec	4.0	Na	Na	Na	Na	Na
2014 subtotal			1,478.3	170	6.6	11.0	7.7	90.9
2015		2015
Aviva/Gatsby, UK	O/I/R15	30-Jan	528.0	145	6.9	10.4	9.1	98.3
Gardner House, IE	Office[11]	11-Feb	Nil	460	6.9	31.0	3.8	100.0
Park Inn loans, UK	NPL	16-Feb	62.5	Na	9.3	Na	Na	Na
2015 subtotal[3]			590.5	152	7.1	10.9	8.8	98.4
Total/average			2,068.8	163	6.7	10.9	8.2	94.5
Table 2: Portfolio acquisition statistics to 31 December 2014

Sector	Area (m sq ft)	Purchase price (£m)	Capital value[3] (£psf)	YOC[4] (%)	No. of assets	WAULT[5] (years)	EPRA Occup’y6 (%)
Office	2.9	731.1	255	6.7	34	6.4	88.7
Retail[12]	1.3	238.5	180	6.9	25	11.9	93.9
Industrial	2.1	87.5	40	7.5	17	5.7	98.8
Rented apartment sector	0.3	70.6	219	4.4	2	Na	96.3
Property total	6.6	1,127.8	170	6.7	78	7.7	90.9
Developments	Na	11.1	Na	Na	2	Na	Na
Hotels	Na	57.8	Na	5.6	2	Na	Na
Loans[13]	Na	205.8	Na	6.7	2,914	Na	Na
Total/average[3]	6.6	1,402.5	170	6.6	111	7.7	90.9

Table 3: Portfolio disposal statistics post Period end

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Sector	Area (m sq ft)	Sale proceeds (£m)	Sale value (£psf)	YOC[2] (%)	No. of assets	WAULT[5] (years)	EPRA Occup’y6 (%)
Office	0.40	8.3	20.9	12.4	2	0.5	37
Retail	0.03	7.1	239.8	11.6	1	2.2	88
Property total	0.43	15.4	36.2	12.0	3	1.0	44

1.    O = Office, R = Retail, I = Industrial, RAS = Rented apartment sector, NPL = Non-performing loans
2.    Gross acquisition cost including purchaser’s cost and subsequent capital expenditures
3.    Calculated on commercial and residential assets only and excludes Hotels, Loans and Development properties
4.    At the time of purchase, using actual purchaser’s cost
5.    Weighted average unexpired lease term to first break, calculated on Commercial assets and excludes Hotels, Residential and Developments properties
6.    Based on ERV
7.    B-note repaid upon purchase of Jupiter portfolio on 26 June 2014
8.    Economic interest in joint venture c. £17.8 million
9.    One acquisition, split between income producing and development assets
10.    Joint venture, KWE 90%; development of office to residential conversion
11.    Conversion of NPL to direct real estate, cashless transaction
12.    Includes leisure
13.    Excludes Fordgate B-note purchase which was repaid; see footnote 7 above
14.    Loan portfolio secured by 29 assets
15.    Completion of 163 properties with a value of £443.6 million and delayed conditional completion of 17 properties with a value of £59.4 million

PORTFOLIO MANAGEMENT
The average holding period of the real estate and loan portfolio at period-end was only a relatively short 5.8 months. Despite this, material progress was achieved in repositioning assets and loans to grow income, improve covenants and enhance values.
As the table below summarises, 128 lease transactions were completed over the Period generating incremental NOI of £4.5 million4. A further breakdown is provided between new leases and re-gear transactions.
Table 4: Asset management transactions

	No. of lease transactions		Commercial area (sq ft)	Incremental annual NOI (£m)
UK	38		510,900	3.5	(1)
Ireland	90	(3)	21,500	1.0	(2)
Total	128		532,400	4.5	(4)

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	Re-gear	New leases		Total
UK	12	26		38
Ireland	3	87	(3)	90
Total transactions	15	113		128

UK	252,500	258,400		510,900
Ireland	7,700	13,800		21,500
Area (sq ft)	260,200	272,200		532,400

UK
Commercial	1.2	1.5		2.7
Hotel				0.3
NPLs				0.5
UK total				3.5
Ireland
Commercial	0.1	0.4		0.5
Rented apartments				0.3
Hotel				0.1
NPLs				0.1
Ireland total				1.0
Total incremental NOI (£m)				4.5	(4)

1.	Includes £2.7 million uplift in rental income, £0.3m uplift in hotel EBITDA and £0.5m uplift in loan income

2.	Includes £0.5 million uplift in rental income, £0.3m uplift in residential rents, £0.1m uplift in hotel EBITDA and £0.1m uplift in loan income

3.	Includes 80 residential lettings

4.	Comprises £3.2 million added annually to NOI over the Period, with the remaining £1.3 million contracted for as at 31 December 2014 and reflected in the NOI of £133.4 million (as at 25 February 2015).
Key asset management achievements

•
At Beddington Lane, Croydon, acquired as part of the Artemis portfolio: a recently refurbished, fully vacant 43,400 sq ft distribution warehouse, has been let in its entirety to DHL on a new ten-year lease at prevailing market rents with no rent free periods given away.

•
At Airport Way, Luton, acquired as part of the Artemis portfolio: a fully vacant 60,700 sq ft business unit with offices has been let in its entirety to Kitwave One Limited, a wholesaler, on a new 15-year lease at prevailing market rents with no rent free periods given away.

•
At Rubislaw House, Aberdeen, acquired as part of the Jupiter portfolio: a new 15-year lease at prevailing market rents has been agreed with ConocoPhillips as part of a re-gear, achieving a 60% uplift in rent. The lease has five-yearly upward rent reviews, on this 101,700 sq ft office building which is used as its European headquarters. The rent has been agreed at the higher of open market rent or 3% per annum compounded; there is also an option to extend the lease for a further seven years. No tenant incentives were given away.

•
At Lydiard Fields, Swindon, acquired as part of the Tiger portfolio: a fully vacant 66,900 sq ft industrial unit has been let it its entirety to The Homebuilding Centre, on a new 15-year lease with no breaks at prevailing market rents and 5% minimum turnover with 2% indexation, achieving a rental uplift of 50%. A one-month rent free was provided and no capital contribution.

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•
At Trident Park, Runcorn, acquired as part of the Tiger portfolio: we undertook a re-gear with TK Maxx to extend the lease by a further nine years to 2025 and achieved a rental uplift of 50%. A small capital contribution of £350,000 was provided with no rent free periods.

•
At Baggot Street, Dublin, acquired as part of the Opera portfolio: planning permission has been granted, and is currently under appeal, to extend and comprehensively refurbish this 91,600 sq ft office building by an additional c. 30,000 sq ft.

•
At the Times Building, Dublin, acquired as part of the Elliott NPL portfolio: the remaining office space of 11,300 sq ft has been let to the Irish Aviation Authority, (a quasi-government tenant), bringing its total occupation in the building to 50,100 sq ft of this 66,000 sq ft office building. The new lease is for 11.5 years term certain at prevailing market rents.

•
At Vantage/Central Park, South Dublin: 55 of the 272 residential units have been refurbished to year end. Full planning permission has been granted to change part of the vacant retail space into a dedicated on-site management suite, tenant amenity, office space and restaurant area capable of servicing the entire development. Planning permission has also been granted to convert two of the existing penthouse units into four units.

•
At Marshes Shopping Centre, Dundalk: we have agreed an early surrender and are currently in negotiations with an international mid-market fashion retailer to let 16,000 sq ft post completion of works to expand the unit.

OUR MARKETS

Ireland
The Irish economy continues to expand with upward revisions in performance outputs, and Ireland is expected to be one of the fastest growing EU countries over the next few years, according to Oxford Economics. Our Irish direct property exposure is primarily in and around greater Dublin (86% by value) with 51% around the Dublin Central Business District (“CBD”).
Our office portfolio is benefiting from a material uptick in occupier demand and our Dublin offices are well positioned to capture expected rental growth, with our average rents in the CBD at €37 psf and prime office rents expected to reach €55 psf by end 2015, according to CBRE.
The Dublin rented apartment sector continues to experience robust growth, driven by strong demographics and limited new supply. Dublin apartment rents grew by a reported 7% in the 12 months to the end of Q3 2014, according to PRTB. KWE’s portfolio of 353 units has also seen significant rental growth with recent lettings, up 18% versus in place rents at acquisition.
UK
The UK is witnessing the emergence of wage growth precipitated by further downward pressure on unemployment which is fuelling improved consumer confidence and high levels of business investment.
We continue to expect a low interest rate environment and have benefited from declining gilt yields to be able to lock in very attractive fixed rate debt on the Aviva/Gatsby portfolio.
Regional offices are also beginning to enjoy improved confidence and our portfolio is benefitting from relatively low levels of new build; our South East portfolio in particular is enjoying the ‘ripple

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effect’ from London. The tactical regional investments we have made are paying off as the gap between prime and secondary yields is already reducing and the total return over the next four years is expected to be better for secondary property compared to prime across many of our sectors, according to CBRE.
European non-performing loans (NPLs)
2014 witnessed a record year for NPL transaction volumes and our preferred geographies represented 85% of volumes, mostly across commercial real estate and residential loans.
Market expectations are for €60-70 billion of total volume sales over 2015 with government asset management agencies expected to increase their level of disposals on the back of robust investor demand and improving property values, according to Cushman & Wakefield.
Over 2014, KWE acquired £205.8 million in NPLs and we expect 2015 to be another strong year with our ‘loan to own’ strategy providing us with a unique angle to the bidding process and leveraging the significant synergies between our real estate debt and direct property teams.
Spain
Spain’s economic growth continues unabated from 2013. Whilst GDP remains below pre-recession peak, it is expected to be one of the fastest growing economies in Europe over the coming years. Improved employment forecasts would boost consumer confidence and subsequently drive rental growth.
SAREB remains a significant player in the investment market and we expect 2015 to be a more active year than 2014. In addition, we have seen several of the Spanish banks starting to delever and according to the Bank of Spain, the total NPL market at the end of 2014 was €172.6 billion.
Italy
Italy’s slow recovery is taking roots across the main CBDs and new reforms for the real estate sector are creating a more encouraging investment environment. Real estate investment activity is rising, primarily driven by US private equity investors, but is significantly beneath the 2006/7 peak.
Going forward in 2015, we expect to see opportunities from Italian real estate funds hitting their expiry dates and Italian Government disposals.

OUR BUSINESS MODEL

One of KWE’s aims is to generate superior shareholder returns by unlocking the inherent value of under-resourced real estate, broadly referring to assets that are under-managed and/or under-capitalised. The ‘resource’ required to unlock value could be financial capital, human capital, knowledge, expertise, time or management. The Investment Manager and its advisory team have the expert skill set and deep experience across the markets in which we operate to balance these elements to ensure that KWE delivers on its operating objectives.

•	Strong real estate operators with a proven ability and track record in the real estate markets

•	Strong investment sourcing ability; leveraging strategic relationships with financial institutions to source and ensure repeat business

•	Capitalise on local expert knowledge and presence ensuring a bottom up approach to investments and asset management

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•	Effective execution ability and infrastructure which supports us in large portfolio transactions

•	Maintain sound pricing discipline through multi-sector pan-European investment strategy

2015 STRATEGIC OBJECTIVES
Over the coming year, our focus will be towards achieving four objectives:

•	Focus on delivering total returns for shareholders where a dividend forms an important component

•	Ensure an efficient capital structure within the total debt and equity capital stack

•	Execute on value add asset management initiatives, including progressing with significant developments in Ireland

•	Recycle capital to actively manage the portfolio

KEY PERFORMANCE INDICATORS (KPIs) AND EPRA MEASURES

Below are our key performance indicators (KPIs) at 31 December 2014. The Group focusses on a mix of financial and non-financial metrics that drive operating and financial performance. Please refer to Table 5A: Other EPRA Measures on page 58 in the Appendix for the remaining EPRA BPRs.

KPIs	at 31 December 2014
Yield on cost at acquisition (%)[1]	6.6
EPRA NAV (£m)	1,382.4
EPRA NAV per share (p)	1,021.8
EPRA earnings per share (p)	25.9
EPRA Occupancy rate (%)[2]	90.9
WAULT (years)[3]	7.7
LTV (%)[4]	7.0
Cost of borrowing (%)[5]	2.36

1.	At the time of acquisition using actual purchaser’s costs

2.	Based on ERV, vacancy by area 89.6%

3.	Weighted average unexpired lease term (“WAULT”) is to the shorter of first break or expiry, weighted by net rental income; excluding hotels and residential, WAULT to expiry is 8.9 years

4.	LTV calculated as net debt over portfolio value (value of investment and development properties + loans secured by real estate + hotels). No drawdown has been made under the revolving credit facility

5.
Variable interest rates have been hedged using interest rate caps which currently cover 67% (£373 million) of the variable rate debt, capping EURIBOR at 1.5% and LIBOR at 3%; post period end 72% (£647 million) of total debt is either fixed or hedged

As the period under review was the Group’s first year in operation, 2014 KPIs will set baseline measures by which we can compare our performance going forward. As the business matures we will refine the KPIs as necessary to ensure they are relevant to meeting our strategic objectives and creating long term value for shareholders.

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RESOURCES AND RELATIONSHIPS

Kennedy Wilson’s strategy in Europe embraces 25 years of global investment experience in North America, Asia and Europe with over £11.6 billion of assets under management globally, including £2.9 billion in Europe, at 31 December 2014. The international expertise, reputation and resources of Kennedy Wilson are central to delivering the Group’s strategy. At its heart is creating long term relationships with financial institutions to access appealing investment opportunities, create partnerships and access capital, both debt and equity.
Kennedy Wilson, through its local platforms, has extensive relationships in Europe benefiting from strong relationships with financial institutions and an increasing flow of repeat business.
With a larger portfolio, KWE has benefitted from growing its management and advisory team to 74 professionals from approximately 50 at the time of the IPO in February 2014, with senior local managers representing each part of the business. These professionals further strengthen local contacts with agents, brokers, joint venture partners, private equity participants and vendors. The strong team culture has ensured that the broad, yet complementary skill sets all work towards delivering total shareholder return with significant expertise in equity, debt, and real estate (direct assets and loans). This enables the business to capitalise on numerous investment opportunities across all facets of the real estate markets. The track record of Kennedy Wilson in Europe and its reputation as a reliable counterparty that closes deals quickly strengthens the Investment Manager’s sourcing ability and puts KWE in a strong position to expand into new geographies.

FINANCE REVIEW

Summary financial information

31 December 2014
EPRA NAV (£m)	1,382.4
Basic NAV (£m)	1,389.9
EPRA NAV per share (p)	1,021.8
Basic NAV per share (p)	1,027.4
Valuation increases:
On investment and development properties (£m)	49.3
On loans secured by real estate (£m)	6.0
On property, plant and equipment (Hotels) (£m)	2.6
Net profit after taxation (£m)	78.5
EPRA earnings (£m)	23.1
EPRA earnings per share (p)	25.9
Basic earnings per share (p)	88.0
Group LTV (%)[1]	7.0
Pro forma Group LTV (%)[2]	31.3

1.
LTV calculated as net debt over investment value (value of investment and development properties + loans secured by real estate + hotels). No drawdown has been made under the revolving credit facility.

2.
Pro forma adjustments reflect impact of acquisition of the Aviva/Gatsby portfolio, the conversion of Gardner House from a loan to direct real estate and the acquisition of Park Inn loan portfolio, and the disposal of certain assets subsequent to 31 December 2014.

Profit after tax

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The Group’s profit after tax for the Period was £78.5 million.
The Group commenced operations following its successful admission to trading on the London Stock Exchange on 28 February 2014. The principal contributor to the profits for the Period was the trading results of the assets acquired by the Group post admission.

Basic, diluted and EPRA earnings per share	Profit / (loss) after tax for period ended 31 December 2014 £m	Earnings / (loss) per share for period ended 31 December 2014 Pence
Basic and diluted earnings per share attributable to shareholders
Profit for the period after taxation Adjusted for:	78.5	88.0
Net change in fair value of investment and development property	(49.3)	(55.3)
Net change in fair value of loans secured by real estate	(6.0)	(6.7)
Gain on purchase of a business	(1.8)	(2.1)
Fair value loss on interest rate caps	2.1	2.4
Gain on sale of investment property	(0.4)	(0.4)
EPRA earnings	23.1	25.9

EPRA earnings per share were 25.9 pence for the Period, principally reflecting the changes noted above.
REVENUE
Rental income
In the Period, the investment property portfolio generated rental income of £44.2 million. In addition, the service charge income collected by the Group for the same period totalled £5.0 million. Other property income totalled £2.2 million and includes a number of one-off items which, although may be considered a normal component of property income, may not recur on a regular or predictable basis. These items include receipts for a surrender premium totalling £1.5 million, receipt of licence revenues of £0.3 million and proceeds from the sale of a 999 year lease of £0.2 million.
During the Period, the Group recognised a fair value gain on investment and development property of £49.3 million through the income statement.
Hotel revenues
Hotel revenues total £8.4 million and represent revenues earned from hotel room sales, food and beverage sales and other ancillary hotel and golf revenues. Such revenues are earned from the date that the Group acquired the hotel assets.
During the Period, the Group recognised a fair value gain on hotel related assets of £2.6 million through revaluation reserve.
Interest on loans secured by real estate
The total interest from loans secured by real estate is £6.6 million and represents the income generated from this asset class.

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RESULTS FOR THE PERIOD ENDED 31 DECEMBER 2014

During the Period the Group recognised a fair value gain on loans secured by real estate of £6.0 million through the income statement.
EXPENSES
Property operating expense
Costs attributed to the property operating segments total £11.6 million and include costs recoverable through service charge of £5.0 million, professional fees of £2.0 million and other directly attributable expenses of £4.6 million.
Hotel operating expense
The hotel operating expenses of £7.9 million comprise cost of sales attributed to hotel generated income of £1.1 million, wages and salary costs of hotel staff of £3.3 million, depreciation of £0.7 million, and other hotel related overheads and directly attributable expenses of £2.8 million.
Investment management fee
The investment management fee is the fee payable by the Group to the Investment Manager for services provided pursuant to the terms of an investment management agreement entered into between the Company and the Investment Manager. The Investment Manager is entitled to receive a management fee at an annual rate of 1.0% of the EPRA NAV of the Company, payable quarterly in arrears. The investment management fee is payable 50% in cash and 50% in shares.
In the Period, the total management fee is £8.4 million, of which £4.2 million was paid in cash, and the remainder was settled through the issue of ordinary shares. The total number of shares issued in part settlement of the management fee was 244,781, and a further 163,478 shares will be issued to settle the management fee in respect of the quarter ended 31 December 2014. These shares will be issued on 26 February 2015. The fair value of these shares totalling £1.7 million has been included in the share based payment reserve.
Directors’ fee
Included within the administrative cost caption are fees paid to directors of the Company totalling £0.3 million.
Other expenses
Other Group expenses include those not directly attributable to an operating segment and comprise professional fees of £3.6 million, costs associated with undertaking transactions of £2.5 million and other overhead costs of £1.3 million.
Cost ratio
The table below follows the guidance published by EPRA in respect of a standard cost ratio, calculated as total operating costs as a percentage of gross rental income. The ratio is not necessarily comparable between different companies as business models, expense accounting and classification practices vary. The ratio will be affected by items such as rental income, management fees, refurbishments, extensions and completed developments.

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RESULTS FOR THE PERIOD ENDED 31 DECEMBER 2014

Cost ratio	Period ended 31 December 2014 Pence
Other property outgoings	1.0
Cost of property activities	5.0
Corporate expenses	5.2
Total operating costs	11.2
Gross rental income	44.2
Cost ratio excluding net service charge expenses – vacancy %	25.3

Finance costs
During the last quarter, we successfully completed a refinancing of the Opera portfolio and the Marshes Shopping Centre, with the Bank of Ireland. In June 2014, the Group had assumed £153.2 million (€195.8 million) of debt on the acquisition of the Opera assets. The interest rate applicable to the facility was EURIBOR plus a margin of 385bps. In December 2014, the Opera facility with the Bank of Ireland was extinguished and replaced with a new £206.6 million (€264.0 million facility), which was also secured over the Marshes Shopping Centre. The interest rate on this new facility is EURIBOR plus a margin of 212.5bps.
The Group continues to review further opportunities for savings in connection with its debt costs.
The total interest cost is £7.1 million for the Period. Also included in the finance cost is a realised loss on derivative financial instruments in the amount of £2.1 million.
The weighted average interest rate for the Group at 31 December 2014 was 2.36%.
Subsequent to 31 December 2014 and on a pro forma basis after assuming the drawdown of 100% of the financing for the Aviva/Gatsby portfolio, the weighted average interest rate would be 2.58%.
Investment and development properties
The Group’s investment and development properties are valued at £1,218.3 million at 31 December 2014. This reflects valuation surplus of £49.3 million (4.2%) on their aggregate purchase prices. The portfolio of investment and development properties is managed on a geographical basis, primarily being in the United Kingdom, and Ireland.
One - off acquisition costs of £33.8 million were incurred in acquiring the investment and development properties. Such costs were capitalised to the value of the assets.
With the exception of the Opera portfolio and Central Park portfolio, none of the portfolios acquired through to the Period were leveraged at the date of acquisition. Over the Period to 31 December 2014, the Group successfully secured financing in respect of a number of its assets acquired, as discussed below.
On 23 December 2014, the Group entered into an agreement to acquire the Aviva/Gatsby portfolio. At 31 December 2014, a deposit of £25.3 million had been paid in connection with the acquisition and is included in the balance of rent and other receivables at 31 December 2014.
Subsequent to 31 December 2014, the Group has completed the acquisition of 163 properties in the Aviva/Gatsby portfolio. The closing of the balance of the portfolio under contract (17 properties with

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RESULTS FOR THE PERIOD ENDED 31 DECEMBER 2014

a value of £59.4 million) is scheduled to take place on a staggered basis during the next 12 months as various conditions under the sale and purchase agreement are satisfied. The purchase price of the Aviva/Gatsby portfolio is £503.0 million and the costs associated with this acquisition are expected to be approximately of £25 million.
Loans secured by real estate
The Group’s loans secured by real estate are valued at £211.0 million at 31 December 2014. The portfolio of loans secured by real estate is centrally managed. This reflects an uplift in their value of £6.0 million on their aggregate contract prices.
On 16 December 2014, the Group entered into a contract to acquire a portfolio of loans secured on eight Park Inn hotels. At 31 December 2014, a deposit of £5.5 million had been paid in connection with the acquisition of this loan portfolio.
Subsequent to 31 December 2014, the Group completed the acquisition of the Park Inn loan portfolio. The total purchase price of this portfolio, inclusive of costs, is £62.5 million. Following adjustment for the purchase of the Gardner House asset for £35.2 million and its subsequent classification as investment property, and the acquisition of the Park Inn loan portfolio, the value of loans secured by real estate, on a pro forma basis will be £238.3 million.
Property, plant and equipment
The Group’s portfolio of hotels, comprising the Portmarnock Hotel and the Fairmont St Andrews Hotel are classified as property, plant and equipment which were acquired through business combinations. These hotels are centrally managed.
The Group’s property, plant and equipment are valued at £59.7 million at 31 December 2014. This reflects an uplift in the value of the hotels £2.6 million on the aggregate acquisition prices. As noted above, the valuation surplus is reflected in revaluation reserve.
Financing
At 31 December 2014, mortgage borrowings net of deferred borrowing costs totalled £545.9 million. Net debt totalled £104.0 million at that date.
During the Period the Group assumed £153.2 million (€195.8 million) of debt on the acquisition of the Opera portfolio in June 2014. At that date, the interest rate applicable to the facility was Euribor plus a margin of 385bps. In December 2014, the Opera facility was extinguished and replaced with a new £206.6 million (€264.0 million) facility. The interest rate on this new facility is Euribor plus a margin of 212.5bps.
The Group also assumed debt upon acquisition of the Central Park portfolio in June 2014 in the amount of £44.9 million (€57.4 million). At that time the interest rate applicable on this facility was Euribor plus a margin of 310bps. Following a principal payment of £7.7 million (€9.9 million) in July 2014, the interest rate reduced to Euribor plus a margin of 275bps.
During the Period, the Group has successfully increased its leverage profile through securing debt financing against several of its previously unlevered assets. This has resulted in the Group borrowing £184.0 million secured on the Jupiter portfolio, at an interest rate of Libor plus 180bps. In addition,

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RESULTS FOR THE PERIOD ENDED 31 DECEMBER 2014

the Group successfully negotiated a facility in the amount of £127.0 million secured on a majority of the Tiger and Artemis portfolio assets. This debt has an interest rate of Libor plus a margin of 190bps.
In addition to the above, the Group successfully negotiated a £225 million multi-currency revolving credit facility. The applicable interest rate is calculated by reference to the currency drawn down, and the margin ranges between 160bps and 260bps dependent upon the amount drawn down. At 31 December 2014, and as at today’s date, this facility remains undrawn.
At 31 December 2014, the all in cost of debt is 235.6bps.
Subsequent to 31 December 2014, and contemporaneously with the closing of the acquisition of the Aviva/Gatsby Portfolio, the Group entered into a senior debt facility to partially finance the acquisition, in the amount of £352.3 million. Costs associated with this facility are circa £2.0 million. The senior debt facility has been split into three tranches:

1.	Three year floating rate of £116.6 million;

2.	Five year fixed rate of £70.7 million; and

3.	Eight year fixed rate of £165.0 million
The tranches have a weighted average margin of 207bps, and an all-in cost of 296bps.
On a pro forma basis, the total debt, after reflecting the impact of the financing of the Aviva/Gatsby portfolio and taking into consideration debt pay downs associated with the disposal of assets, would be £886.6 million.
LTV
The LTV ratio is calculated as the net debt divided by portfolio value. At 31 December 2014, the Group’s LTV was 7.0%.
Subsequent to 31 December 2014, taking into consideration the acquisition of the Aviva/Gatsby portfolio and its associated senior debt, costs associated with the Aviva/Gatsby transaction, the acquisition of the Park Inn loan portfolio, the acquisition of Gardner House, and the disposal of certain assets, the Group LTV on a pro forma basis would be 31.3%.
Cash and liquidity
At 31 December 2014, the cash and cash equivalents balance was £441.9 million, held in current accounts or in short term deposits earning an effective interest rate of 0.365%.
Liquidity, comprising cash and undrawn facilities at 31 December 2014 totalled £667.5 million.
The major sources of cash during the period were the funds raised through the initial public offering, excluding Tiger Shares, and the secondary offering totalling £1,242.9 million, net of costs, together with mortgage borrowings totalling £512.2 million.
Subsequent to 31 December 2014, the Group used £209.4 million of cash reserves to finance the acquisition of the Aviva/Gatsby portfolio (including costs) and the Park Inn loan portfolio. The acquisition of Gardner House was effectively cashless.

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RESULTS FOR THE PERIOD ENDED 31 DECEMBER 2014

Exposure to exchange translation differences on euro denominated assets is managed through a combination of euro borrowings and derivatives. At 31 December 2014, 51.6% of the equity value of euro denominated assets was hedged, which is consistent with our hedging policy.
The weighted average term to maturity of the Group’s debt was 4.9 years at 31 December 2014. Subsequent to 31 December 2014, on a pro forma basis after the financing of the Aviva/Gatsby portfolio, the weighted average term to maturity will increase to 5.2 years.
Dividend
In August 2014, the Group paid a dividend of 2 pence per share for a total amount of £2.0 million.  In November 2014, the Group paid a dividend of 4 pence per share for a total amount of £5.4 million. Together, this brings the total dividend paid during the Period to £7.4 million.
For the quarterly interim dividend, the Board has declared and resolved to pay a dividend of 7 pence per share, or £9.5 million.
Equity capital raisings
On 28 February 2014 the Company was admitted to trading on the main market for listed securities of the London Stock Exchange. The proceeds raised, net of costs and inclusive of the shares issued in connection with the acquisition of the Tiger portfolio totalled £968 million (968 pence per share).
In September 2014, the Company announced a secondary share offering in the form of a firm placing and placing and open offer. The secondary offering closed in October 2014. The proceeds raised, net of costs, totalled £344 million (983 pence per share).
In addition, shares with a value of £2.6 million were issued to the Investment Manager during the Period, in part settlement of the Investment Management fee.

Net asset value
At 31 December 2014 the Group’s EPRA NAV was £1,382.4 million and the EPRA NAV per share was 1,021.8 pence.

Basic and EPRA NAV per share	Net assets at 31 December 2014 £m	Number of shares at 31 December 2014	Net assets per share at 31 December 2014 Pence
Basic NAV per share	1,389.9	135,283,293.0	1,027.4
Adjusted for:
Mark-to-market of derivative financial assets	(7.5)	135,283,293.0	(5.6)
EPRA adjusted NAV per share	1,382.4	135,283,293.0	1,021.8

Exchange rate

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RESULTS FOR THE PERIOD ENDED 31 DECEMBER 2014

Where amounts in this document are presented in both £ and €, the £ amount has been calculated based on an exchange rate of €1:£0.7825 (rounded to two decimal places) which was the rate on 31 December 2014.
Next results announcement
The next trading update will for Q1 2015, due to be issued on or around 7 May 2015.

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RESULTS FOR THE PERIOD ENDED 31 DECEMBER 2014

Consolidated income statement
for the period from incorporation on 23 December 2013 to 31 December 2014

	Notes	£m

Revenue
Rental income		51.4
Hotel revenue		8.4
Interest income from loans secured by real estate		6.6
		66.4

Gain on sale of investment property	8	0.4
Net change in fair value of investment and development property	8	49.3
Net change in fair value of loans secured by real estate	9	6.0
Gain on purchase of a business	18	1.8
		123.9
Expenses
Service charge expenses (1)		(5.0)
Employee benefit expense (2)		(3.3)
Depreciation (2)		(0.7)
Purchases of consumables for resale (2)		(1.1)
Professional fees		(5.6)
Investment management fee	17	(8.4)
Acquisition related expenses		(3.6)
Directors’ fees	17	(0.3)
Other expenses		(7.6)
		(35.6)
Results from operating activities before financing income and costs		88.3

Interest income from cash at bank		1.3
Finance costs		(9.2)
Net finance expense		(7.9)

Profit before taxation		80.4

Taxation	6	(1.9)

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RESULTS FOR THE PERIOD ENDED 31 DECEMBER 2014

Profit for the period after taxation		78.5

Earnings per share (basic & diluted)	7	88.0p

Note 1: Investment and development property related costs.
Note 2: Hotel related costs.

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RESULTS FOR THE PERIOD ENDED 31 DECEMBER 2014

Consolidated statement of comprehensive income
for the period from incorporation on 23 December 2013 to 31 December 2014

	Notes	£m
Profit for the period after taxation		78.5

Other comprehensive income:
Items that may be reclassified subsequently to profit or loss:
Foreign operations – foreign currency translation differences		(6.6)
Hedge of net investment in foreign operations		6.2
		(0.4)
Items that will never be reclassified to profit or loss
Net change in fair value of property, plant and equipment	10	2.6
Other comprehensive income for the period		2.2

Total comprehensive income for the period, net of tax		80.7

Profit attributable to:
Owners of the Company		78.5
Non-controlling interests	3A (iii)	-
		78.5

Total comprehensive income attributable to:
Owners of the Company		80.7
Non-controlling interests	3A (iii)	-
		80.7

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RESULTS FOR THE PERIOD ENDED 31 DECEMBER 2014

Consolidated balance sheet
as at 31 December 2014

Notes Notes		£m

Non-current assets
Investment and development property	8	1,218.3
Loans secured by real estate	9	211.0
Property, plant and equipment	10	59.7
Derivative financial assets	12	7.5
		1,496.5
Current assets
Inventories		0.3
Rent and other receivables		48.2
Cash and cash equivalents		441.9
		490.4

Total assets		1,986.9

Current liabilities
Trade and other payables		(32.5)
Deferred income		(16.2)
		(48.7)

Non-current liabilities
Trade and other payables		(2.4)
Mortgage borrowings	11	(545.9)
		(548.3)

Total liabilities		(597.0)

Net assets		1,389.9

Equity
Stated capital	15	1,314.9
Foreign currency translation reserve		(0.4)

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RESULTS FOR THE PERIOD ENDED 31 DECEMBER 2014

Revaluation reserve		2.6
Share-based payments reserve		1.7
Retained earnings		71.1
Equity attributable to owners of the Company		1,389.9
Non-controlling interests	3A (iii)	-
Total equity		1,389.9

Basic and diluted net asset value per share (Pence)	7	1,027.4
EPRA net asset value per share (Pence)	7	1,021.8

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RESULTS FOR THE PERIOD ENDED 31 DECEMBER 2014

Statement of changes in equity
for the period from incorporation on 23 December 2013 to 31 December 2014

	Attributable to owners of the Company					Total equity
	Stated capital	Foreign currency translation reserve	Revaluation reserve	Share-based payments reserve	Retained earnings
	£m	£m	£m	£m	£m	£m

Profit for the period	-	-	-	-	78.5	78.5
Other comprehensive income/(expense)	-	(0.4)	2.6	-	-	2.2
Total comprehensive income for the period	-	(0.4)	2.6	-	78.5	80.7
Transactions with owners of the Company recognised directly in equity:
Contributions and distributions
Issue of ordinary shares (see Note 15)	1,352.4	-	-	-	-	1,352.4
Share issue costs (see Note 15)	(40.1)	-	-	-	-	(40.1)
Shares issued to partially settle Investment Management fee (see Notes 15 and 19)	2.6	-	-	1.7	-	4.3
Dividends (Note 16)	-	-	-	-	(7.4)	(7.4)
	1,314.9	-	-	1.7	(7.4)	1,309.2
Total equity at 31 December 2014	1,314.9	(0.4)	2.6	1.7	71.1	1,389.9

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RESULTS FOR THE PERIOD ENDED 31 DECEMBER 2014

Consolidated cash flow statement
for the period from incorporation on 23 December 2013 to 31 December 2014

	Notes	£m

Cash flows from operating activities
Profit for the period		78.5
Adjustments for:
Net change in fair value of investment and development property	8	(49.3)
Net change in fair value of loans secured by real estate	9	(6.0)
Gain on purchase of a business	18	(1.8)
Gain on sale of investment property		(0.4)
Net finance cost		1.3
Amortisation of lease incentive		(1.5)
Taxation	6	1.9
Depreciation		0.7
Provision for accounts receivable		0.5
Issue of shares to satisfy Investment Management fee	17	4.2
Operating cash flows before movements in working capital		28.1
(Increase) in inventories		(0.1)
(Increase) in rent and other receivables		(10.6)
Increase in deferred rental income and service charges		16.2
Increase in trade and other payables		26.9
Cash generated from operations		60.5
Interest received		4.5
Interest paid		(4.7)
Cash flows generated from operating activities		60.3

Investing activities
Acquisition/improvement of investment and development property[1,2]		(905.6)
Deposits paid on investment and development property		(30.8)
Disposal of investment property		0.4
Purchase of property, plant and equipment	10	(0.1)
Acquisition of loans secured by real estate	9	(241.4)
Disposal of loans secured by real estate	9	36.4
Acquisition of business/subsidiary, net of cash acquired		(54.8)
Cash flows used in investing activities		(1,195.9)

Financing activities
Proceeds from issue of shares[1]		1,282.4
Share issue costs		(39.5)
Proceeds from mortgage borrowings [2]		519.0
Repayments of mortgage borrowings		(163.6)
Transaction costs related to loans and borrowings		(10.2)
Interest rate caps		(2.9)
Dividends paid		(7.4)
Cash flows from financing activities		1,577.8

Net increase in cash and cash equivalents		442.2
Cash and cash equivalents at beginning of period		-
Foreign exchange losses		(0.3)
Cash and cash equivalents at the reporting date		441.9

1
On 28 February 2014, on Admission to the London Stock Exchange, the Company issued 7,000,000 shares to KW Europe Investors Ltd (a related entity) and Welford Limited (an unrelated entity) in equal portions in consideration for the acquisition of the holding company of the Tiger Portfolio of investment properties. The fair value of the shares on issue was £70.0 million. Further details are set out in Note 17.

2	On completion of the Opera acquisition and the Central Park acquisition, the Group assumed debt totalling £202.9 million. Further details are set out in Note 17.

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Notes to the consolidated financial statements for the period ended 31 December 2014
1. General information
The financial information contained in this announcement has been prepared on the basis of the accounting policies set out in the financial statements for the year ended 31 December 2014. Whilst the information in this announcement has been prepared on the basis of the recognition and measurement principles of International Financial Reporting Standards as adopted by the European Union (‘IFRS’), this announcement does not itself constitute sufficient information to comply with IFRS. The financial information does not constitute the Group’s financial statements for the period ended 31 December 2014, but is derived from those financial statements. Those financial statements give a true and fair view of the assets, liabilities, financial position and profit of the group. Financial statements for 2014 will be delivered to the Jersey Financial Services Commission following the Company’s Annual General Meeting.
2. Basis of preparation

A.	Basis of measurement
The consolidated financial statements are made up from 23 December 2013 to 31 December 2014 and have been prepared on the going concern basis, applying the historical cost convention except for investment and development property, certain loans secured by real estate, certain property, plant and equipment and derivative financial instruments which are stated at their fair value using the accounting policies as set out in Note 3.

B.	Functional and presentational currency
These consolidated financial statements are presented in Pound Sterling as this is the Company’s functional currency and presentational currency. All financial information presented in Pound Sterling has been rounded to the nearest million, except where otherwise stated.

C.	Use of estimates and judgements
The preparation of the consolidated financial statements in conformity with IFRS requires management to make judgements, estimates and assumptions that affect the application of the Group’s accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.
Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimates are revised if the revision affects only that period or in the period of revision and future periods if the revision affects both current and future periods.
Critical judgements in applying accounting policies that have the most significant effect on amounts recognised in the financial statements in the period ending 31 December 2014 include management’s estimates of the fair value of investment and development property (see Note 8) and loans secured by real estate (see Note 9).

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3. Significant accounting policies
The accounting policies set out below have been applied in preparing these consolidated financial statements.

A.	Basis of consolidation

i.	Subsidiaries
Subsidiaries are those entities controlled by the Group. Control exists when the Group has the power, directly or indirectly, to govern the financial and operating policies of an entity so as to obtain benefits from its activities. In assessing control, potential voting rights that presently are exercisable are taken into account. The results of subsidiaries are included in the consolidated financial statements from the date on which control commences to the date on which control ceases.

ii.	Business combinations
The Group acquires subsidiaries that may own investment and development property or carry on businesses, including the ownership of hotels or other forms of own-use assets. At the time of acquisition, the Group considers whether each acquisition represents the acquisition of a business or the acquisition of an asset. The Group accounts for an acquisition as a business combination where an integrated set of activities is acquired in addition to the property. More specifically, consideration is given as to the extent to which significant processes are acquired and, in particular, the extent of services provided by the subsidiary.
When the acquisition of subsidiaries does not represent a business, it is accounted for as an acquisition of a group of assets and liabilities. The cost of the acquisition is allocated to the assets and liabilities acquired based upon their relative fair values, and no goodwill or deferred tax is recognised.

iii.	Non-controlling interests
NCI are measured at their proportionate share of the acquiree’s identifiable net assets at the date of acquisition.
Changes in the Group’s interest in a subsidiary that do not result in a loss of control are accounted for as equity transactions. At 31 December 2014, non-controlling interests are not significant.

iv.	Transactions eliminated on consolidation
Intra-group balances and transactions, and any unrealised income and expenses arising from intra-group transaction, are eliminated.

B.	Property acquisitions and business combinations
Where property is acquired, via corporate acquisitions or otherwise, management considers the substance of the assets and activities of the acquired entity in determining whether the acquisition represents the acquisition of a business.
The consideration transferred does not include amounts related to the settlement of pre-existing relationships. Such amounts are generally recognised in profit or loss. Any excess of the purchase price of business combinations over the fair value of the assets, liabilities and contingent liabilities and resulting deferred taxes thereon is recognised as goodwill.
Where the Group judges that an acquisition is a business combination it uses the acquisition method of accounting in accordance with IFRS 3 “Business Combinations” at the date that control is transferred to the Group (see policy A (ii)). The consideration transferred in the acquisition is generally measured at fair value, as are the identifiable net assets acquired. Any excess of the purchase price of business combinations over the fair value of the assets and liabilities is recognised as goodwill. Any gain arising on a bargain purchase is recognised in profit or loss immediately. Transaction costs are expensed as incurred, except if related to the issue of debt or equity securities. Any goodwill that arises is tested annually for impairment (see policy Q (i)).
Where such acquisitions are not judged to be an acquisition of a business, they are not accounted for as business combinations. Instead, the cost of acquisition is allocated between the identifiable assets and liabilities of the entity based on the relative fair values at the acquisition date. Accordingly, no goodwill or additional deferred taxation arises.

C.	Foreign currency translation
Items included within the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (‘its functional currency’).

i.	Transactions and balances
Transactions in currencies other than an entity’s functional currency are recorded at the exchange rate prevailing at the date of the transaction. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in profit or loss for the financial period (see policy C (ii) below).

ii.	Foreign operations
The assets and liabilities of foreign operations are translated to Pound Sterling at the exchange rate prevailing at the reporting date. The revenues and expenses of foreign operations are translated to Pound Sterling at rates approximating to the foreign exchange rates ruling at the dates of the transactions. Foreign exchange differences arising on re-translation are taken to other comprehensive income (‘OCI’) and then accumulated in a separate foreign currency translation reserve.
When a foreign operation is disposed of in its entirety or partially such that control, significant influence or joint control is lost, the cumulative amount in the translation reserve related to that foreign operation is reclassified to profit or loss as part of the gain or loss on disposal. If the Group disposes of part of its interest in a subsidiary but retains control, then the relevant proportion of the cumulative amount is reattributed to Non-Controlling Interests. When the Group disposes of only part of an associate or joint venture while retaining significant influence or joint control, the relevant proportion of the cumulative amount is reclassified to profit or loss.

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D.	Revenue recognition
Revenue includes rental income, service charges and management charges from properties and interest income from loans secured by real estate.

i.	Investment property rental income
Rental income from operating leases on investment property is recognised on a straight-line basis over the lease term. When the Group provides incentives to its tenants, the cost of incentives is recognised over the lease term, on a straight-line basis, as a reduction of rental income. The lease term is the non-cancellable period of the lease together with any further term for which the tenant has the option to continue the lease, where, at the inception of the lease, the Directors are reasonably certain that the tenant will exercise the option.
Income arising from expenses recharged to tenants is recognised in the period in which the compensation becomes receivable. Service and management charges and other such receipts are included in rental income gross of the related costs, as the Directors consider the Group acts as principal in this respect.

ii.	Interest income on loans secured by real estate
Interest income on loans secured by real estate is recognised in profit or loss on an effective interest rate basis by reference to the principal outstanding and the interest rate over the period to expected maturity.

iii.	Hotel revenue
Hotel revenue represents sales (excluding VAT and similar taxes) of goods and services, net of discounts, provided in the normal course of business and recognised when services have been rendered. Such revenues typically include rental of rooms, food and beverage sales and other ancillary revenues from hotels owned by the Group. Revenue is recognised when rooms are occupied and food and beverages are sold.

E.	Employee benefits

i.	Short-term employee benefits
Short-term employee benefits are expensed as the related service is provided. A liability is recognised for the amount expected to be paid if the Group has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be estimated reliability.

ii.	Defined contribution plans
Obligations for contributions to defined contribution plans are expensed as the related service is provided. Prepaid contributions are recognised as an asset to the extent that a cash refund or reduction in future payments is available.

F.	Interest income from cash at bank
Interest income from cash at bank and on deposit is recognised as it accrues in profit or loss, using the effective interest rate method.

G.	Finance costs
Finance costs comprise interest expense on borrowings (including amortisation of deferred debt issue costs) and are recognised in profit or loss using the effective interest method. All interest expense on borrowings is recognised in profit or loss in the period in which it is incurred.

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H.	Taxation
Income tax expense comprises current and deferred tax. It is recognised in profit or loss except to the extent that it relates to the recording of a business combination or items recognised directly in equity or in OCI.

i.	Current tax
Current tax is calculated as the expected tax payable or receivable on the taxable income or loss for the financial period, using tax rates enacted or substantively enacted at the reporting date, with any adjustments to tax payable in respect of previous years. Current tax payable also includes any tax liability arising from the declaration of dividends.

ii.	Deferred tax
Deferred tax is recognised in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognised for:

•	temporary differences on the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss; and

•
temporary differences related to investments in subsidiaries, associates and jointly controlled entities to the extent that the Group is able to control the timing of the reversal of the temporary differences and it is probable that they will not reverse in the foreseeable future.

The measurement of deferred tax reflects the tax consequences that follow the manner in which the Group expects, at the end of the reporting period, to recover or settle the carrying amount of its assets and liabilities. For investment and development property that is expected to be measured at fair value, the presumption that the carrying amount of investment and development property will be recovered through sale is not expected to be rebutted.
Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, using tax rates enacted or substantively enacted at the reporting date.
Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but the Group intends to settle current tax liabilities and assets on a net basis or the Group’s tax assets and liabilities are realised simultaneously.
A deferred tax asset is recognised for unused tax losses, tax credits and deductible temporary differences to the extent that it is probable that future taxable profits will be available against which they can be utilised. Deferred tax assets are reviewed at each reporting date and reduced to the extent that it is no longer expected to be probable that the related tax benefit will be realised.

I.	Dividends
Dividends are recognised as a liability in the period in which they become obligations of the Company.

J.	Investment and development property
Property held for long-term rental yields or for capital appreciation or both, and that is not occupied by the Group, is classified as investment property and recorded at fair value. Investment property also includes property that is being constructed or developed for future use as investment property (see Note 4A).
Investment property is recognised when it has been acquired and future economic benefits are expected to be derived from its ownership. Investment property is measured initially at its cost, including related transaction costs and subsequently measured at fair value with any change recognised in profit or loss.
Investment property is derecognised when it has been disposed of or permanently withdrawn from use and no future economic benefit is expected from its disposal. The difference between the net disposal proceeds and the carrying amount of the asset would result in either gains or losses at the retirement or disposal of the investment property. Any gains or losses are recognised in the income statement in the year of retirement or disposal. Any gain or loss on disposal of an investment property (calculated as the difference between the net proceeds from disposal and the carrying amount of the item) is recognised in profit or loss.
A fair value measurement of a non-financial asset takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use.
Valuations reflect, when appropriate, the type of tenants actually in occupation or responsible for meeting lease commitments or likely to be in occupation after letting vacant accommodation, the allocation of maintenance and insurance responsibilities between the Group and the lessee, and the expected remaining economic life of the property. When rent reviews or lease renewals are pending with anticipated reversionary increases, it is assumed that all notices, and when appropriate counter-notices, have been served validly and within the appropriate time.

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K.	Property, plant and equipment
Land and buildings which represent hotels are initially measured at cost plus any costs that are directly attributable to acquiring, and thereafter they are measured at fair value (see Note 4C).
Revaluation gains are credited to other comprehensive income and accumulated in equity within a revaluation reserve unless representing the reversal of an impairment of the same asset previously recognised in the profit and loss, in which case the reversal is recognised in profit or loss. A decrease arising as a result of a revaluation is recognised as an expense to the extent that it exceeds any amount previously credited to the revaluation surplus relating to the same asset. Any gain recognised in OCI is not re-circulated into the profit or loss upon disposal of the associated asset.
Other items of property, plant and equipment are stated at cost less depreciation and any impairment. Impairment losses are recognised in profit and loss. Repairs and maintenance costs are expensed as incurred. Any gain or loss on disposal of an item of property, plant and equipment is recognised in profit or loss.
All property, plant and equipment (excluding land) are depreciated to residual value over their estimated useful lives, namely:

•	Buildings – 40 years

•	Fixtures, fittings and equipment – 5 years
All depreciation is charged on a straight-line basis.

L.	Expenses
Expenses include legal, accounting, auditing, tax advice, administrator services and other fees. They are recognised in the profit or loss in the period in which they are incurred, on an accruals basis.

M.	Inventories
Inventories are measured at the lower of cost and net realisable value. The cost of inventories is based on a first-in, first-out basis.

N.	Assets held for sale
Non-current assets, or disposal groups comprising assets and liabilities, are classified as held-for-sale if it is highly probable that they will be recovered primarily through sale rather than through continuing use.
Such assets, or disposal groups, are generally measured at the lower of their carrying amount and fair value less costs to sell. Any impairment loss on a disposal group is allocated first to goodwill, and then to the remaining assets and liabilities on a pro rata basis, except that no loss is allocated to inventories, financial assets, deferred tax assets, employee benefit assets, investment property, which continue to be measured in accordance with the Group’s other accounting policies. Impairment losses on initial classification as held-for-sale or held-for-distribution and subsequent gains and losses on re-measurement are recognised in the profit or loss.
Once classified as held-for-sale, intangible assets and property, plant and equipment are no longer amortised or depreciated.

O.	Mortgage borrowings
All mortgage borrowings are initially recognised at fair value less directly attributable transaction costs. After initial recognition, mortgage borrowings are subsequently measured at amortised cost using the effective interest method (see Note 4D).
Directly attributable transaction costs less deferred issue costs are included in finance costs (see policy G).

P.	Financial instruments

i.	Non-derivative financial assets
The Group initially recognises loans secured by real estate on the date that they are purchased. All other financial assets (including assets designated at fair value through profit or loss) are recognised initially on the trade date, which is the date that the Group becomes a party to the contractual provisions of the instrument.
The Group derecognises a financial asset when the contractual rights to the cash flows from the asset expire, or it transfers the rights to receive the contractual cash flows in a transaction in which substantially all the risks and rewards of ownership of the financial asset are transferred. Any interest in such transferred financial assets that is created or retained by the Group is recognised as a separate asset or liability.
The Group classifies its cash and cash equivalents and rent and other receivables as loans and receivables which are measured at amortised cost with loans secured by real estate being designated at fair value through the profit or loss. At 31 December 2014 the Group had the following non-derivative financial assets:

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a.	Cash and cash equivalents
Cash and cash equivalents comprise cash balances and call deposits with maturities of three months or less from the acquisition date that are subject to an insignificant risk of changes in their fair value, and are used by the Group in the management of its short-term commitments. These assets are classified as loans and receivables initially measured at fair value less initial direct costs and subsequently at amortised cost.

b.	Rent and other receivables
Rent and other receivables are initially recognised at fair value less initial direct costs, which is usually the original invoiced amount and subsequently carried at amortised cost using the effective interest method less provision made for impairment, if applicable.
Where there is objective evidence that an incurred impairment loss has arisen, appropriate allowances for any irrecoverable amounts are recognised in the statement of comprehensive income.

c.	Loans secured by real estate
Loans secured by real estate have been designated to be measured at fair value through profit or loss. The Group has designated financial assets at fair value through profit or loss when the assets are managed, evaluated and reported internally on a fair value basis.
Any related initial direct costs relating to these loans are charged immediately as an expense through profit or loss.
Interest income will be accreted to profit or loss separately using the effective interest rate method (see policy D (ii)).

ii.	Non-derivative financial liabilities
All financial liabilities are recognised initially on the trade date, which is the date that the Group becomes a party to the contractual provisions of the instrument and are measured initially at fair value less initial direct costs and subsequently measured at amortised cost. The Group derecognises a financial liability when its contractual obligations are discharged, cancelled or expire.

iii.	Derivative financial instruments and hedge accounting
The Group uses interest rate caps and foreign currency forward contracts to mitigate certain interest rate and foreign currency financial risks. The Group does not enter into derivative contracts for speculative purposes. Derivative instruments are used for hedging purposes to alter the risk profile of an existing underlying exposure of the Group in line with its risk management policies. All derivatives are recognised at fair value. The treatment of the change in fair value depends on whether the derivative is designated as a hedging instrument, the nature of the item being hedged and the effectiveness of the hedge (See Note 4E).
Derivative financial instruments are initially recognised at fair value on the date on which a derivative contract is entered into and are subsequently re-measured at fair value. Derivatives are carried as assets when the fair value is positive and as liabilities when the fair value is negative.

a.	Net investment hedges
The Group designates foreign currency forward contracts as hedges of its net investment in foreign operations. At inception the Group documents the relationship between the hedging instrument and the hedged items, its risk management objectives and the strategy for undertaking the transaction. The Group also documents its assessment of whether the derivative is highly effective in offsetting changes in fair value or cash flows of hedged items, both at inception and future periods. Any gain or loss on the hedging instrument relating to the effective portion of the hedge is recognised in OCI. The gain or loss relating to the ineffective portion is recognised immediately in profit or loss within finance income or costs respectively. If the hedging instrument no longer meets the criteria for hedge accounting, expires or is sold, terminated or exercised, or if the foreign operation is sold then hedge accounting is discontinued prospectively and gains or losses accumulated in OCI are reclassified to profit or loss.

b.	Derivatives not designated as hedges
Interest rate caps are used to economically hedge the Groups exposure to certain borrowing related interest rate risks and are not formally designated as hedges for hedge accounting purposes. Changes in the fair value of these derivatives are recognised in profit or loss within finance income or finance cost as appropriate.
The fair values of derivative instruments used for hedging purposes are disclosed in Note 12 and Note 13. The full fair value of a derivative is classified as a non-current asset or liability when its remaining maturity is more than one year; it is classified as a current asset or liability when its remaining maturity is less than one year.

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c.	Master netting or similar agreements
The derivatives do not meet the criteria for offsetting in the balance sheet. This is because the Group does not have any currently legally enforceable right to offset recognised amounts, because the right to offset is enforceable only on the occurrence of future events such as credit events.

Q.	Impairment

i.	Non-financial assets
At each reporting date, the Group reviews the carrying amounts of its non-financial assets (other than investment property, land and buildings included in property, plant and equipment, inventories and deferred tax assets) to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated.
For impairment testing, assets are grouped together into the smallest group of assets that generate cash inflows from continuing use that are largely independent of the cash inflows of other assets or CGUs.
The recoverable amount of an asset or CGU is the greater of its value in use and its fair value less costs to sell. Value in use is based on the estimated future cash flows, discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or CGU.
An impairment loss is recognised if the carrying amount of an asset or CGU exceeds its recoverable amount.
Impairment losses are recognised in profit or loss. They are allocated first to reduce the carrying amount of any goodwill allocated to the CGU, and then to reduce the carrying amount of the other assets in the CGU on a pro rata basis.
An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortisation, if no impairment loss had been recognised. Impairment of goodwill is never reversed.

R.	Share-based payments
The Group enters into equity-settled share-based payment arrangements in respect of services provided to it by the Investment Manager.
In relation to the Investment Manager’s management fee at grant date, the monetary value of the award it will receive is dependent on a non-market performance condition, being the EPRA NAV at each quarter end. The value of the award actually achieved during the period is then settled in a variable number of shares to the value date of that award. The cost of the services received in respect of the shares is recognised in the profit or loss over the vesting period, with a corresponding credit to equity.

S.	Stated capital

i.	Ordinary shares
Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of ordinary shares are recognised as a deduction from the stated capital account included in equity.

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4. Determination of fair values
A number of the Group’s accounting policies and disclosures require the determination of fair value, for both financial and non-financial assets and liabilities. Fair value is defined in IFRS 13 ‘Fair Value Measurement’ as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair values have been determined for measurement and/or disclosure purposes based on the methods described below. Where applicable, further information about the assumptions made in determining fair values is disclosed in the notes specific to that asset or liability.
The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximising the use of relevant observable inputs and minimising the use of unobservable inputs significant to the fair value measurement as a whole:

•	Level 1 — Quoted (unadjusted) market prices in active markets for identical assets or liabilities

•	Level 2 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable

•	Level 3 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable.
For assets and liabilities that are recognised in the financial statements at fair value on a recurring basis, the Group determines whether transfers have occurred between levels in the hierarchy by re-assessing categorisation (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.

A.	Investment and development property
The fair value of real estate was determined by external, independent property valuers, having appropriate recognised professional qualifications and recent experience in the location and category of the property being valued. Such a valuation takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use. It is anticipated that the independent valuers will assess the fair value of the Group’s investment and development property portfolio every six months.
The fair value measurement for investment property of £1,218.3 million has been categorised as a Level 3 fair value based on the inputs to the valuation technique noted above.
Further information about fair value assumptions applicable to investment and development property is set out in Note 8.

B.	Loans secured by real estate
The fair value of certain loans secured by real estate was determined by Group management having appropriate and recent experience in the valuation of loans. It is anticipated that an independent firm of valuers will perform limited procedures on the fair value of these loans secured by real estate and in order to conclude on the reasonableness or otherwise of the fair value of the Group’s portfolio of loans secured by real estate, every six months.
The fair value measurement for loans secured by real estate of £211.0 million has been categorised as a Level 3 fair value based on the inputs to the valuation technique noted above.
Further information about fair value assumptions applicable to loans secured by real estate is set out in Note 9.

C.	Land and buildings
The fair value of property, plant and equipment was determined by external, independent valuers, having appropriate recognised professional qualifications and recent experience in the location and category of the asset being valued. Such a valuation takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use. It is anticipated that the independent valuers will assess the fair value of the Group’s land and buildings every six months.
The fair value measurement for land and buildings of £55.2 million has been categorised as a Level 3 fair value based on the inputs to the valuation technique noted above.
Further information about fair value assumptions applicable to land and buildings is set out in Note 10.

D.	Mortgage borrowings
The valuation technique used in the disclosures for borrowings and other debt is a comparison of debt stock to the marginal cost of debt (from main funding markets) in addition to discounting using the zero coupon discount curve of the relevant currency.
Further information about mortgage borrowings is set out in Note 11.

E.	Derivative financial instruments

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The fair value of forward foreign currency contracts is based on independent third party valuations.
Fair value is estimated by discounting the difference between the contractual forward price and the current forward price for the residual maturity of the contract using a risk-free interest rate (based on government bonds), adjusting for credit risk where appropriate.
The fair value of interest rate caps is based on independent third party valuations. Fair value is estimated using Black Scholes’s model to calculate the net present value of expected future cash flows based on observable market volatility and interest rates, adjusting for credit risk, where appropriate.
Further information about fair value assumptions applicable to derivative financial instruments is set out in Note 12.

5. Operating segments

A.	Basis of segmentation
The Group is organised into six business segments, against which the Group reports its segmental information, being office real estate, retail real estate, industrial real estate, residential real estate, loans secured by real estate and hotels. These segments are reported separately because they offer different products or services and are managed separately because they require different strategies.
Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision maker which is updated as required by the business, who has been identified as the Board of Directors of the Company.
The following summary describes the operations of each reportable segment:

Office real estate	Property which is primarily used by commercial tenants
Retail real estate	Property comprising primarily high street retail or shopping centres, together with leisure assets
Industrial real estate	Property used by tenants primarily for the purposes of manufacturing and distribution, or mixed use
Residential real estate	Tenanted residential property
Loans secured by real estate	A loan that is in default or close to being in default, receivership or liquidation, where the borrower is typically not making full payments and the LTV is greater than 100%.
Hotels	Ownership and management of hotels
There are varying levels of integration between the office real estate, retail real estate, industrial real estate, residential real estate and hotel segments. This integration consists primarily of shared asset management resources.
Unallocated income and expenses are items incurred centrally which are neither directly attributable nor reasonably allocable to individual segments. Unallocated assets are cash and cash equivalents and restricted cash.
The Group’s key measures of underlying performance of the office real estate, retail real estate, industrial real estate and residential real estate is rental income as this measure illustrates and emphasises those segments’ contribution to the reported profits of the Group and the input of those segments to earnings per share. By focusing the prime performance measurement on rental income, other statistical data such as valuation movements are separately highlighted for analysis and attention.
The Group’s key measure of underlying performance of the loans secured by real estate segment is fair value gain as this measure illustrates and emphasises that segment’s contribution to the reported profits of the Group and the input of that segment to earnings per share.
The Group’s key performance measure of underlying performance of the hotel sector is hotel revenue as this measure illustrates and emphasises that segment’s contribution to the reported profits of the Group and the input of that segment to earnings per share.
Information related to each reportable segment is set out below. Segment profit before tax is used to measure performance because management believes that this information is the most relevant in evaluating the results of the respective segments relative to other entities that operate in similar sectors.

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B.	Information about reportable segments

	Office real estate	Retail real estate	Industrial real estate	Residential real estate	Loans secured by real estate	Hotels	Segment total	Unallocated	Total

	£m	£m	£m	£m	£m	£m	£m	£m	£m
Profit before tax for the period ended 31 December 2014
Revenue
Rental income	31.7	10.4	7.0	2.3	-	-	51.4	-	51.4
Interest from loans secured by real estate	-	-	-	-	6.6	-	6.6	-	6.6
Hotel income	-	-	-	-	-	8.4	8.4	-	8.4
	31.7	10.4	7.0	2.3	6.6	8.4	66.4	-	66.4
Gain on sale of investment property	-	-	0.4	-	-	-	0.4	-	0.4
Net change in the fair value of investment and development property	27.4	8.6	12.4	0.9	-	-	49.3	-	49.3
Net change in the fair value of loans secured by real estate	-	-	-	-	6.0	-	6.0	-	6.0
Gain on purchase of a business	-	-	-	-	-	1.8	1.8	-	1.8
	59.1	19.0	19.8	3.2	12.6	10.2	123.9	-	123.9
Expenses
Property operating expenses	(6.8)	(2.0)	(0.9)	(0.3)	-	-	(10.0)	-	(10.0)
Hotel operating expenses	-	-	-	-	-	(7.4)	(7.4)	-	(7.4)
Administrative expenses and other costs	(0.3)	(0.6)	(0.2)	(0.5)	-	(0.5)	(2.1)	(16.1)	(18.2)
	(7.1)	(2.6)	(1.1)	(0.8)	-	(7.9)	(19.5)	(16.1)	(35.6)
Results from operating activities before financing costs	52.0	16.4	18.7	2.4	12.6	2.3	104.4	(16.1)	88.3
Interest income from cash at bank	-	-	-	-	-	-	-	1.3	1.3
Finance costs	(6.5)	(0.8)	(0.7)	(1.2)	-	-	(9.2)	-	(9.2)
	(6.5)	(0.8)	(0.7)	(1.2)	-	-	(9.2)	1.3	(7.9)
Segment profit/(loss) before tax	45.5	15.6	18.0	1.2	12.6	2.3	95.2	(14.8)	80.4

Assets/(liabilities) at 31 December 2014
Assets
Current assets	38.5	9.4	3.9	3.0	3.9	2.0	60.7	429.7	490.4
Segment assets	810.3	262.0	113.4	87.4	214.9	61.7	1,549.7	437.2	1,986.9
Segment liabilities	(352.3)	(142.7)	(57.4)	(38.8)	-	(4.3)	(595.5)	(1.5)	(597.0)

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RESULTS FOR THE PERIOD ENDED 31 DECEMBER 2014

C.	Geographic information
The office real estate, retail real estate, industrial real estate and residential real estate segments are primarily in the United Kingdom and the Republic of Ireland. Loans secured by real estate and hotels are managed centrally and therefore are not currently reported using geographic splits.
The geographic information below analyses the Group’s investment and development property, current assets and non-current assets, and total liabilities, by geography. In presenting the following information, segment revenue, current assets and non-current assets, and total liabilities were based on the geographic location of the investment and development properties.
I Revenue

United Kingdom	Period ended 31 December 2014 £m
Rental income	37.7
Gain on sale of investment property	0.4
Net change in fair value of investment and development property	38.0
76.1
Republic of Ireland
Rental income	13.7
Gain on sale of investment property	-
Net change in fair value of investment and development property	11.3
25.0
II Current assets

As at 31 December 2014 £m
United Kingdom	39.8
Republic of Ireland	15.0
54.8
Other reconciling items**	435.6
490.4
III Non-current assets

As at 31 December 2014 £m
United Kingdom*	785.6
Republic of Ireland	432.7
1,218.3
Other reconciling items**	278.2
1,496.5

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RESULTS FOR THE PERIOD ENDED 31 DECEMBER 2014

IV Total liabilities

As at 31 December 2014 £m
United Kingdom	339.0
Republic of Ireland	252.2
591.2
Other reconciling items**	5.8
597.0
*    Includes ST5 investment in Spain in the amount of £4.0 million.
**    Represents amounts relating to hotels, loans secured by real estate and corporate balances.

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RESULTS FOR THE PERIOD ENDED 31 DECEMBER 2014

6. Taxation
The accounting policy applicable to taxation is set out in Note 3H.

A.	Company
The Company is tax resident in Jersey. Jersey has a corporate tax rate of zero under schedule D of the Income Tax (Jersey) Law 1961 as amended, so the Company is not subject to tax in Jersey on its income or gains and is not subject to United Kingdom corporation tax on any dividend or interest income it receives.

B.

C.	Amounts recognised in the profit or loss

Period ended 31 December 2014 £m
Current tax expense
Current period	1.9
1.9

Deferred tax expense
Origination and reversal of temporary differences	-
-
Tax expense	1.9

D.	Reconciliation of effective tax rate
The charge for the period can be reconciled to consolidated income statement as follows:

Period ended 31 December 2014 £m
Tax expense reconciliation:
Profit before tax for the period	80.4
Less: income not taxable	(70.5)
9.9
Analysed as arising from:
Investment and development property located in the United Kingdom	9.9
9.9
Tax at domestic rates applicable to profits in the countries concerned is as follows:
Income tax on investment property located in the United Kingdom at 20%	1.9
1.9

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RESULTS FOR THE PERIOD ENDED 31 DECEMBER 2014

7. Earnings and net asset value per share
Basic earnings per share at 31 December 2014 is calculated by dividing the profit attributable to ordinary shareholders of the Company by the weighted average number of ordinary shares outstanding for the period. Basic net asset value (‘NAV’) per share is calculated by dividing net assets in the balance sheet attributable to ordinary shareholders of the Company by the number of ordinary shares outstanding during the period.
There are no dilutive instruments outstanding. Therefore, the basic and dilutive earnings per share and NAV per share are identical.

Weighted average number of ordinary shares at 31 December 2014	Number of shares	Weighted average number of shares

Shares issued on incorporation	2	2
Ordinary shares issued 28 February 2014	91,000,000	74,654,155
Ordinary shares issued 5 March 2014	9,100,000	7,343,432
Shares issued on 31 March 2014 to partially settle Investment Management fee for the quarter ended 31 March 2014*	9,005	6,639
Shares issued on 6 August 2014 to partially settle Investment Management fee for the quarter ended 30 June 2014*	116,208	71,656
Ordinary shares issued on 8 October 2014 in connection with a firm placing of ordinary shares	9,982,431	2,248,054
Ordinary shares issued on 22 October 2014 in connection with a placing and open offer of ordinary shares	24,956,079	4,683,446
Shares issued on 6 November 2014 to partially settle Investment Management fee for the quarter ended 30 September 2014*	119,568	44,237
	135,283,293
Approximate number of shares to be issued in February 2015 to partially settle Investment Management fee for the quarter ending 31 December 2014*	163,478	20,161
	135,446,771	89,071,782

*     For the purposes of calculating the weighted average number of shares, such shares have been deemed to be allotted mid-way through the quarter to which they relate.

Basic, diluted and EPRA earnings per share	Profit after tax for period ended 31 December 2014 £m	Earnings / (loss) per share for period ended 31 December 2014 Pence
Basic and diluted earnings per share attributable to shareholders
Profit for the period after taxation	78.5	88.0
Adjusted for:
Net change in fair value of investment and development property	(49.3)	(55.3)
Net change in fair value of loans secured by real estate	(6.0)	(6.7)
Fair value loss on interest rate caps	2.1	2.4
Gain on purchase of business	(1.8)	(2.1)
Gain on sale of investment property	(0.4)	(0.4)
EPRA earnings	23.1	25.9

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RESULTS FOR THE PERIOD ENDED 31 DECEMBER 2014

Basic and EPRA NAV per share	Net assets at 31 December 2014 £m	Number of shares at 31 December 2014	Net assets per share at 31 December 2014 Pence
Basic NAV per share	1,389.9	135,283,293.0	1,027.4
Adjusted for:
Mark-to-market of derivative financial assets	(7.5)	135,283,293.0	(5.6)
EPRA adjusted NAV per share	1,382.4	135,283,293.0	1,021.8
EPRA NNNAV	1,382.4	135,283,293.0	1,021.8
The European Public Real Estate Association (‘EPRA’) issued Best Practices Recommendations, most recently in December 2014.
The EPRA adjusted earnings are presented to provide what the Company believes is a more appropriate assessment of the operational income accruing to the Group’s activities. Hence, the Company adjusts basic earnings for income and costs which are not of a recurrent nature or which may be more of a capital nature.
EPRA has issued guidelines aimed at providing a measure of NAV on the basis of the long term fair values. The EPRA NAV per share items that are considered to have no impact in the long term such as the net mark-to-market adjustment to the value of financial instruments which are used for hedging purposes where the Company has the intention of keeping the hedge position until the end of the contractual duration. At 31 December 2014, there was no deferred tax applicable to the business and no dilutive or potentially dilutive equity arrangements in existence.
EPRA NNNAV is a measure to report the net asset value including fair value adjustments in respect of all material balance sheet items which are not reported at their fair value as part of EPRA NAV. There are no material differences between fair value and book value in the balance sheet.

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RESULTS FOR THE PERIOD ENDED 31 DECEMBER 2014

8. Investment and development property
The accounting policies applicable to investment and development property are set out in Note 3J and the disclosures contained in Note 4A.

	Investment property £m	Investment property under development £m	Total £m
Investment and development property at 23 December 2013	-	-	-
Acquisition of investment property	1,165.7	-	1,165.7
Acquisition of investment property under development	-	7.2	7.2
Improvements to investment and development property	4.2	1.4	5.6
Transfer to investment property under development	(27.9)	-	(27.9)
Transfer from investment property	-	27.9	27.9
Fair value movement	49.3	-	49.3
Effects of translation to presentation currency	(8.8)	(0.7)	(9.5)
Fair value of investment and development property at 31 December 2014	1,182.5	35.8	1,218.3

All of the Group’s investment and development property were acquired in the period between the date of admission to trading of shares on the London Stock Exchange and 31 December 2014. The total consideration of the investment and development properties acquired up to 31 December 2014 was £1,172.9 million including acquisition costs, which comprised primarily stamp duty, legal services and other directly attributable costs arising from the transactions amounted to £33.8 million.
Investment property under development includes:

•
a partially built development site in the Central Park portfolio in Dublin, Ireland which has planning permission for 166 residential units and 14,800 square feet (‘sq ft’) of ground floor commercial space. A development guarantee was executed subsequent to 31 December 2014 in accordance with the planning permissions associated with this asset. Further information is disclosed in Note 19E.

•	a second generation office building in Dublin, Ireland which has had planning permission granted to refurbish the existing structure and further extend it by 31,000 sq ft.

•	lands at the Marshes shopping centre in Dundalk, Ireland which have been identified for commercial development.

•	a commercial property in Madrid for conversion to residential real estate.
The fair value of the Group’s investment and development property at 31 December 2014 has been arrived at on the basis of a valuation carried out at that date by external valuers, CBRE. The valuations performed by CBRE, which conform with IFRS 13, to the Valuation Standards of the Royal Institution of Chartered Surveyors (the ‘RICS Red Book’) and with the International Valuation Board’s International Valuation Standards, were arrived at by reference to market comparables for similar properties.
During the period certain assets were sold resulting in a profit of £0.4 million.
The Group complies with IAS 40 ‘Investment Properties’.

A.	Valuation process
The Board of Directors determines the Group’s valuation policies and procedures for property valuation. The Board decides which external valuer to appoint to be responsible for the external valuations of the Group’s properties. Selection criteria include market knowledge, reputation, independence and whether professional standards are maintained.
The Board decides after discussions with the Group’s external valuers and the Investment Manager:

•	Whether a property’s fair value can be reliably determined;

•
Which valuation method should be applied for each property – at 31 December 2014, the yield methodology was applied using market rental values capitalised with a market capitalisation rate or yield; and

•	The assumptions made for unobservable inputs used in the valuation method (the major unobservable inputs are estimated rental value and yield).

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RESULTS FOR THE PERIOD ENDED 31 DECEMBER 2014

The Group, consistent with EPRA’s guidance, consider that all of its investment and development property falls within Level 3, as defined by IFRS 13 (as discussed in Note 4). The table below summarises the key unobservable inputs used in the valuation of the Group’s investment and development property at 31 December 2014:

Asset Class	Fair value at 31 December 2014 £m	Input	Range
			Low	High	Weighted average
UK - Retail	106.8	Annual rent per sq ft (£)	3.02	59.91	10.98
		ERV* per sq ft (£)	4.72	98.97	10.59
		Equivalent yield %	4.17	23.38	7.33
UK - Office	565.3	Annual rent per sq ft (£)	0.90	47.17	14.91
		ERV per sq ft (£)	6.66	54.57	18.94
		Equivalent yield %	5.00	17.00	6.45
UK - Industrial	109.5	Annual rent per sq ft (£)	0.89	10.54	3.94
		ERV per sq ft (£)	1.75	10.48	4.17
		Equivalent yield %	5.40	16.28	7.28
UK - Total	781.6	Annual rent per sq ft (£)	0.89	59.91	9.95
		ERV per sq ft (£)	1.75	98.97	11.82
		Equivalent yield %	4.17	23.38	6.67
Ireland - Retail	145.0	Annual rent per sq ft (€)	7.64	210.53	22.14
		ERV per sq ft (€)	7.49	206.19	19.17
		Equivalent yield %	4.65	8.00	6.03
Ireland - Office	183.5	Annual rent per sq ft (€)	15.43	51.93	37.63
		ERV per sq ft (€)	30.00	40.00	34.92
		Equivalent yield %	4.65	6.00	5.04
Ireland – Total (excluding Residential)	328.5	Annual rent per sq ft (€)	15.43	210.53	28.18
		ERV per sq ft (€)	7.49	206.19	25.31
		Equivalent yield %	4.65	8.00	5.46

Ireland – Residential	72.4	Annual rent per unit (€)	16,081	16,718	16,227
		ERV per unit (€)	15,744	19,696	18,789
		Equivalent yield %	5.00	5.90	5.10
Ireland – Total (including Residential)	400.9

i.	Estimated rental value (‘ERV’)
The rent at which space could be let in the market based on conditions prevailing at the date of valuation.

ii.	Equivalent yield
The equivalent yield is defined as the internal rate of return of the cash flow from the property, assuming a rise to ERV at the next review, but with no further rental growth.
In connection with the development property, the key unobservable inputs used in the valuation are the ERV at completion for Block K, Central Park and Baggot St, and for Marshes it was based on a comparable value per acre ranging from £0.8 million to £0.9 million per acre.

B.	Sensitivity of measurement to variance of significant unobservable inputs

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RESULTS FOR THE PERIOD ENDED 31 DECEMBER 2014

Rents and ERVs have a direct relationship to valuation, while yield has an inverse relationship. There are inter-relationships between all these unobservable inputs as they are determined by market conditions. The existence of an increase in more than one unobservable input would be to magnify the impact on the valuation. The impact on the valuation will be mitigated by the interrelationship of two unobservable inputs moving in directions which have an opposite impact on value e.g. an increase in rent may be offset by an increase in yield, resulting in no net impact on the valuation.

	Fair value at 31 December 2014	Impact on valuations of a 5% change on estimated rental value		Impact on valuations of 25 bps change in equivalent yield

		Increase	Decrease	Increase	Decrease
	£m	£m	£m	£m	£m
UK – Retail	106.8	3.7	(3.4)	(3.6)	3.8
UK – Office	565.3	26.0	(25.9)	(25.2)	27.2
UK – Industrial	109.5	4.6	(4.0)	(4.0)	4.3
Ireland – Retail	145.0	4.7	(4.1)	(5.5)	5.9
Ireland – Office	183.5	5.9	(5.2)	(8.8)	9.6
Ireland – Residential	72.4	3.7	(3.4)	(4.3)	4.5
	1,182.5	48.6	(46.0)	(51.4)	55.3

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RESULTS FOR THE PERIOD ENDED 31 DECEMBER 2014

9. Loans secured by real estate
The accounting policies applicable to loans secured by real estate are set out in Note 3P (i) (c) and the disclosures contained in Note 4B.

31 December 2014 £m
At 23 December 2013	-
Acquisition of loans secured by real estate	241.4
Disposal of loans secured by real estate	(36.4)
Fair value movement	6.0
Fair value of loans secured by real estate at 31 December 2014	211.0

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RESULTS FOR THE PERIOD ENDED 31 DECEMBER 2014

The loans secured by real estate are non-performing and were acquired at a discount to their nominal value reflecting their distressed state at the time of acquisition. At 31 December 2014, all of the loans are past due. None of the loans are expected to be repaid by recourse to the original borrower, although income from certain underlying collateral properties is being generated. The majority of the loans were the subject of a receivership when acquired and thus all cash flow from the property is transferred to the Group. As a result of these factors, no disclosures are made in relation to maturity, age or interest rate risk.
The objective in purchasing these loans was to generate returns for the Group in the following ways:

•	Property operating income will be generated from the portfolio of loans secured by real estate; or

•	Disposal of the collateral assets over time to achieve a redemption of the loan at a value greater than the acquisition cost; or

•	Acquisition of the collateral asset by the Company for inclusion in the investment and development property portfolio.
The Board of Directors is responsible for determining the fair value of the loans secured by real estate on a quarterly basis. Duff & Phelps Ltd., an independent valuation firm, provided third party valuation consulting services to the Company’s Board of Directors which consisted of certain limited procedures that the Company’s Board of Directors identified and requested them to perform.
The limited procedures included:

•	Performing an analysis of general market data including economic, governmental, environmental, credit market and local property market trends as they may affect the loans secured by real estate;

•
Holding discussions with the Group’s Investment Manager and the Board to understand expectations and intent regarding each loans secured by real estate, and to understand investment strategy and performance;

•	Reviewing third party appraisal reports of the underlying collateral properties;

•
Considering observable market inputs for assets similar to each of the loans secured by real estate and to the collateral properties to support the valuation metrics, capitalisation rates and/or discount rates;

•	Selecting appropriate valuation approaches based on the profile of each loans secured by real estate;

•
Placing reliance on the cash flow models prepared by the Investment Manager on behalf of the Group which are based on the contractual terms of each loans secured by real estate and the Group’s expectations of proceeds from those collateral properties, together with reviewing the Group’s cash flow models for mathematical accuracy;

•	Estimating an appropriate discount rate to discount to present value of the cash flows to arrive at a fair value conclusion through benchmarking against similar securities and market indices; and

•	Analysing other facts and data considered to be pertinent to the loans secured by real estate and the collateral properties.
As of 31 December 2014, Duff & Phelps, Ltd. performed procedures on each of the four investments comprising 100% of the fair value of loans secured by real estate as of 31 December 2014, for which market quotations are not readily available.

A.	Valuation process
In estimating the fair value of the loans secured by real estate, the Income Approach was used. This is a valuation technique that provides an estimation of the fair value of an asset or business based on expectations about the cash flows that an asset or business would generate over time. The Income Approach begins with an estimate of the annual cash flows expected to be generated over a discrete projection period. The estimated cash flows for each of the years in the discrete projection period are then converted to their present value equivalent using a rate of return appropriate for the risk of achieving the projected cash flows. The present value of the estimated cash flows is then added to the present value equivalent of the residual value of the asset (if any) or the business at the end of the discrete projection period to arrive at an estimate of the fair value.
In assessing the fair value of the loans secured by real estate, Duff & Phelps have referenced valuations performed by CBRE on the underlying collateral prepared in conformity with the RICS Red Book and with International Valuation Board’s International Valuation Standards. At 31 December 2014, the value of the underlying collateral was £217.2 million.
The Group consider that all of its loans secured by real assets fall within Level 3, as defined by IFRS 13 (as discussed in Note 4). The key unobservable inputs used in the valuation of the Group’s loans secured by real estate at 31 December 2014 are the discount rates used which are based on investment opportunities to deliver similar risk-adjusted returns to an investor. The discount rate applied to the loans, and which is dependent on the underlying loan portfolio, ranges from 7.3% and 10.1%.
During the period, interest income totalling £6.6 million was recognised in the income statement.

B.	Sensitivity of measurement to variance of significant unobservable inputs
Yield has an inverse relationship to valuation. There are inter-relationships between the unobservable inputs as they are determined by market conditions. The existence of an increase in more than one unobservable input would be to magnify the impact on the valuation. The impact on the valuation will be mitigated by the interrelationship of two unobservable inputs moving in directions which have an opposite impact on value e.g. cap rates, expected lease renewal dates, expected disposal values, dates, may be offset by an increase in yield, resulting in no net impact on the valuation.

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RESULTS FOR THE PERIOD ENDED 31 DECEMBER 2014

	Fair value at 31 December 2014	Impact on valuations of 100 bps change in discount rate

		Increase	Decrease
	£m	£m	£m
UK - loans secured by real estate	115.3	(3.4)	3.6
Ireland - loans secured by real estate	95.7	(3.3)	3.6
	211.0	(6.7)	7.2

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RESULTS FOR THE PERIOD ENDED 31 DECEMBER 2014

10. Property, plant and equipment
The accounting policy applicable to property, plant and equipment is set out in Note 3K and to disclosures set out in Note 4C.

	Land and buildings	Plant and equipment	Fixtures and fittings	Software	Other	Total

A. Reconciliation of carrying amount	£m	£m	£m	£m	£m	£m
Cost
Balance at 23 December 2013	-	-	-	-	-	-
Acquisition through business combinations (see Note 18)	53.3	1.6	2.9	-	0.1	57.9
Other additions	-	-	-	0.1	-	0.1
Revaluation of land and buildings	2.1	-	-	-	-	2.1
Effects of translation to presentation currency	(0.2)	-	-	-	-	(0.2)
Balance at 31 December 2014	55.2	1.6	2.9	0.1	0.1	59.9

Accumulated depreciation
Balance at 23 December 2013	-	-	-	-	-	-
Charge for the period	(0.5)	(0.1)	(0.1)	-	-	(0.7)
Revaluation of land and buildings	0.5	-	-	-	-	0.5
Balance at 31 December 2014	-	(0.1)	(0.1)	-	-	(0.2)

Carrying amounts
At 23 December 2013	-	-	-	-	-	-
At 31 December 2014	55.2	1.5	2.8	0.1	0.1	59.7

There are no restrictions on title and no property, plant and equipment has been pledged as security.

B.	Valuation process
The Board of Directors determines the Group’s valuation policies and procedures for the valuation of property, plant and equipment. The Board decides which external valuer to appoint to be responsible for the external valuations of the Group’s property, plant and equipment, which represents its hotel assets. Selection criteria include market knowledge, reputation, independence and whether professional standards are maintained.
The Board decides after discussions with the Group’s external valuers and the Investment Manager:

•	Whether a property’s fair value can be reliably determined;

•
Which valuation method should be applied for each asset – at 31 December 2014, the discounted cash flow methodology was applied using the projected net earnings capitalised with a market capitalisation rate and discount rate; and

•	The assumptions made for unobservable inputs used in the valuation method (the major unobservable inputs are estimated hotel net operating income and occupancy rate).

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RESULTS FOR THE PERIOD ENDED 31 DECEMBER 2014

The Group, consistent with EPRA’s guidance, consider that all of its property, plant and equipment falls within Level 3, as defined by IFRS 13 (as discussed in Note 4). The table below summarises the key unobservable inputs used in the valuation of the Group’s property, plant and equipment at 31 December 2014:

Asset Class	Fair value at 31 December 2014 £m
		Inputs*	United Kingdom	Ireland
Hotel	59.7	Hotel net operating income	£2.7	€3.1
		Occupancy %	73%	73%
		Discount rate %	9.25%	9.25%
		Exit yield %	6.75%	7.25%
		ADR	£138.00	€107.16

* Inputs are presented in connection with a stabilised year.

i.	Hotel net operating income (‘Hotel NOI’)
Hotel operating income less hotel operating expenses.

ii.	Occupancy %
This is the percentage of available rooms that are sold during a specified period. Occupancy is typically calculated by dividing the number of rooms sold by the number of rooms which are available.

iii.	Discount rate
The internal rate of return on the hotel, assuming no debt.

iv.	Exit yield
Yield applicable to hotel NOI at the assumed sale date.

v.	Average daily rate (‘ADR’)
This is the measure of the average rate paid for rooms sold and is calculated by dividing the room revenue by the rooms sold.

C.	Sensitivity of measurement to variance of significant unobservable inputs
Hotel NOI and occupancy have a direct relationship to valuation. There are inter-relationships between all these unobservable inputs as they are determined by market conditions. The existence of an increase in more than one unobservable input would be to magnify the impact on the valuation.

	Fair value at 31 December 2014	Impact on valuations of a 10% change on estimated Hotel NOI		Impact on valuations of 10% change in occupancy %		Impact on valuations of 100 bps change in discount rate		Impact on valuations of a 50 bps change in exit yield		Impact of a 5% change in ADR

		Increase	Decrease	Increase	Decrease	Increase	Decrease	Increase	Decrease	Increase	Decrease
	£m	£m	£m	£m	£m	£m	£m	£m	£m	£m	£m
UK – hotel	35.4	3.6	(3.5)	10.6	(10.5)	(6.2)	4.6	(2.9)	2.4	4.7	(4.6)
Ireland – hotel	24.3	2.0	(2.0)	8.2	(8.2)	(3.2)	4.3	(1.7)	2.0	1.6	(1.7)
	59.7	5.6	(5.5)	18.8	(18.7)	(9.4)	8.9	(4.6)	(4.4)	(6.3)	(6.3)

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RESULTS FOR THE PERIOD ENDED 31 DECEMBER 2014

11. Mortgage borrowings
The accounting policies applicable to mortgage borrowings are set out in Notes 3C (i) – (ii), Note 3P (ii), Note 13 and the disclosures set out in Note 4D.

	Draw down date*	Effective interest rate %	Maturity	Fair value £m	Book value £m

€264.0 million mortgage borrowing	17 December 2014	Euribor + 2.125%	December 2019	203.7	203.7
€58.2 million mortgage borrowing	24 June 2014	Euribor + 2.75%	March 2019	36.5	36.5
£127.0 million mortgage borrowing	7 August 2014	Libor + 1.90%	October 2019	124.4	124.4
£184.0 million mortgage borrowing	24 September 2014	Libor + 1.80%	December 2019	181.3	181.3
				545.9	545.9

Current				-	-
Non-current				545.9	545.9
				545.9	545.9
*    Draw down date or date of acquisition, whichever is later.
The loans are secured by fixed charges over certain investment and development property assets. The value of investment property over which security has been granted is £871.8 million.
Movements in the Group’s mortgage borrowings are analysed as follows:

£m
At 23 December 2013	-
Assumption of non-recourse debt	202.9
Principal repayments	(9.0)
Repayment of debt upon refinancing of assumed non-recourse debt	(154.6)
Draw down of new debt	512.2
Effect of movements in the exchange rate	(5.6)
As at 31 December 2014	545.9

The Group maintains a £225 million multi-currency revolving credit facility. At 31 December 2014 and as at the date of these financial statements this multi-currency revolving credit facility remains undrawn. See Note 13C (iv) for further information.

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RESULTS FOR THE PERIOD ENDED 31 DECEMBER 2014

12. Derivative financial instruments
The accounting policy applicable to derivative financial instruments is set out in Note 3P (iii) and the disclosures set out in Note 4E.

31 December 2014 £m
Group
Non-current assets
Interest rate caps not designated as hedges	1.3
Foreign currency forward contracts designated as net investment hedges	6.2
7.5
The Group has entered into interest rate cap contracts with notional amounts of £233.3 million on sterling denominated debt and €178.9 million (£139.7 million) on euro denominated debt. The caps are used to hedge the exposure to the variable interest rate payments on mortgage borrowings. The Group has also entered into foreign currency forward contracts with notional amounts of £164.8 million (€196.0 million) to hedge its net investment in euro operations.
All derivatives are initially measured at fair value at the date the derivative is entered into and are subsequently re-measured at fair value (see Note 5E). Foreign currency forward contracts are designated as net investment hedges of the investment in foreign operations and have been highly effective with no ineffectiveness recorded. Therefore movements in their fair value are recognised directly in OCI rather than the income statement and offset the impact of retranslating the related foreign currency subsidiary balance sheet at appropriate closing rates at each reporting date, as required by IAS 21.
The fair values of the Group’s outstanding derivative contracts have been estimated by calculating the present value of the future cash flows, using appropriate market discount rates. This valuation technique falls within Level 2, as defined by IFRS 13.

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RESULTS FOR THE PERIOD ENDED 31 DECEMBER 2014

13. Financial instruments - fair values and risk management
The accounting policies applicable to financial instruments are contained in the disclosures set out in Note 4.
A    Accounting classifications and fair values
The following table shows the book values and fair values of financial assets and financial liabilities, including their levels in the fair value hierarchy. It does not include fair value information for financial assets and financial liabilities not measured at fair value if the carrying amount is a reasonable approximation of fair value.

At 31 December 2014	Carrying value	Fair value	Fair value through the profit and loss	Fair value hedging instruments	Other financial liabilities	Level 1	Level 2	Level 3
	£m	£m	£m	£m	£m	£m	£m	£m
Loans secured by real estate	211.0	211.0	211.0	-	-	-	-	211.0
Derivative financial assets	7.5	7.5	1.3	6.2	-	-	7.5	-
Short term loans and receivables	-	-	-	-	-	-	-	-
Total financial assets disclosed at fair value	218.5	218.5	212.3	6.2	-	-	7.5	211.0

Mortgage borrowings	545.9	545.9	-	-	545.9	-	545.9	-
Total financial liabilities not measured at fair value	545.9	545.9	-	-	545.9	-	545.9	-

The financial assets of the Company (£6.2 million) consist of derivative financial assets designated as hedging instruments.
B    Measurement of fair values
The fair value of rent and other receivables, cash and cash equivalents, restricted cash and trade and other payables approximate their carrying value and they are carried at amortised cost.
The fair value of mortgage borrowings is estimated to approximate to the carrying value due to the variable nature of the loans and re-pricing dates.
C    Financial risk management
The Group is exposed to a variety of financial risks arising from the Group’s operations being principally market risk (including interest rate risk and foreign currency risk), credit risk and liquidity risk.

i.	Risk management framework
The Investment Manager (being KW Investment Management Ltd) oversees the management of these risks. All derivative activities for risk management purposes are carried out by specialist teams that have the appropriate skills, experience and supervision.
The Board reviews and agrees policies for managing each of these risks which are summarised below. The Group’s risk management policies are established to identify and analyse the risks faced by the Group, to set appropriate risk limits and controls and to monitor risks and adherence to limits. Risk management policies and systems are reviewed regularly to reflect changes in market conditions and the Group’s activities.
The Group Audit Committee oversees how the Investment Manager monitors compliance with the Group’s risk management policies and procedures, and reviews the adequacy of the risk management framework in relation to the risks faced by the Group.

ii.	Market risk
Market risk is the risk that the fair values of financial instruments will fluctuate because of changes in market prices, due to interest rate risk, foreign exchange risk and other price risks.

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a.	Interest rate risk
Interest rate risk is the risk that the future cash flows or fair value of a financial instrument will fluctuate because of changes in market interest rates. The Group’s exposure to the risk of changes in market interest rates relates primarily to its debt obligations with floating interest rates.
To manage its interest rate risk, the Group enters into interest rate caps, in which it agrees to receive at specified intervals, the difference between variable rate interest amounts and the capped interest rate by reference to an agreed-upon notional principal amount. At 31 December 2014, after taking into account the effect of interest rate caps, 67% of the Group’s borrowings were hedged. Based on the Group’s debt balances and applicable interest rates at 31 December 2014, a 100 basis point increase/decrease in interest rates would increase/decrease the net interest payable in the income statement and decrease/increase equity by £1.1 million. The sensitivity has been calculated by applying the interest rate change to the variable rate borrowings, net of interest-rate caps and cash and cash equivalents.

b.	Foreign currency risk
The Group has operations in Europe which transact business denominated mostly in euro. There is currency exposure caused by translating the local trading performance and local net assets into Pound Sterling for each financial period and at each reporting date.
There are no other significant foreign currency risks impacting the Group.
The Group’s net investment translation exposure (including the impact hedging of derivative financial instruments) is summarised below:

31 December 2014 £m
Gross euro denominated assets	568.5
Gross euro denominated liabilities	(501.7)
66.8

Gross currency liabilities include the nominal amount of £164.8 million of foreign exchange forward contracts designated as net investment hedges. The Group has entered into forward foreign exchange contracts to sell €196.0 million and buy Pound Sterling.
The sensitivity of the net assets of the Group to a 1% change in the value of Pound Sterling against euro is £0.7 million.

iii.	Credit risk
Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. The Group is exposed to credit risks from both its leasing activities and financing activities, including deposits with banks, and derivatives. The maximum exposure to credit risk at the reporting date is the carrying value of each class of financial asset.

a.	Rent and other receivables
Credit risk is managed by requiring tenants to pay rentals in advance. A credit assessment is carried out prior to the inception of a lease with a new counterparty and is used to determine the size of the deposit required from that tenant at inception. The Group has a diverse portfolio and there is no concentration of credit risk within the lease portfolio to any business sector or individual company. Rent receivables (which include unpaid rent) were approximately 0.4% of total assets at 31 December 2014. Outstanding tenants’ receivables are regularly monitored. The Directors are of the view that the credit risk associated with unpaid rent is low owing to the long term nature and diversity of the Group’s tenancy arrangements.
The Group establishes an allowance for impairment that represents its estimate of incurred losses in respect of trade and other receivables.
At 31 December 2014, the maximum exposure to credit risk of tenant and other receivables by geographic region was as follows:

31 December 2014 £m
UK	2.5
Ireland	2.0
4.5

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At 31 December 2014, the ageing of rent and other receivables that were not impaired was as follows:

31 December 2014 £m
Neither past due or impaired	-
Past due 1 – 30 days	3.5
Past due 31 – 90 days	0.3
Past due 91 days and over	0.7
4.5
The Board believes that the unimpaired amounts that are past due by more than 30 days are still collectible in full, based on historical payment behaviour.
The movement in the allowance for impairment in respect of trade and other receivables during the period was as follows:

£m
Balance at 23 December 2013	-
Provision for impaired receivables	0.5
Balance at 31 December 2014	0.5

b.	Cash and cash equivalents
Credit risk from balances with banks is managed by the Investment Manager in accordance with the Investment Policy. Investments of surplus funds are made to avoid undue concentration of risks and therefore mitigate financial loss through potential counterparty failure. Cash deposits are held with investment grade rated banks which are rated Baa3 to Aa2, based on Moodys’ ratings.
The Group’s exposure and credit ratings of its counterparties are monitored by the Investment Manager throughout the period.

c.	Loan secured by real estate
The risks associated with these loans are linked directly to the value of the property collateral underlying the loans. The security underlying these loans includes five fire control centres in the UK and several retail units in Northern Ireland, together with certain commercial buildings, retail premises and residential assets in the Republic of Ireland. Loans secured by real estate are carried at fair value. At 31 December 2014, the value of the underlying collateral was £217.2 million.

d.	Derivatives
The derivatives are entered into with bank and financial institution counterparties, which are rated Baa3 to Aa2, based on Moodys’ ratings.

iv.	Liquidity risk
Prudent liquidity management implies maintaining sufficient cash, the availability of funding through adequate amounts of committed credit facilities and the ability to close out market positions.
The Group’s liquidity position is monitored on a daily basis by the Investment Manager and is reviewed quarterly by the Board of Directors. The Group’s objective is to maintain a balance between continuity of funding and flexibility through the use of bank deposits and loans.
The Group maintains a £225 million multi-currency revolving credit facility. For any portion of the facility utilised in

•	euro, the interest rate is calculated by reference to Euribor plus a margin, and/or

•	Pound Sterling, the interest rate is calculated by reference to Libor plus a margin.
The applicable margin ranges between 1.60% and 2.60%, depending on the value of certain financial covenants measured at the time of draw down.
At 31 December 2014 and as at the date of these financial statements this multi-currency revolving credit facility remains undrawn.

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The table below summarises the expected maturity profile of the Group’s financial liabilities based on contractual undiscounted payments and includes estimated interest payments:

At 31 December 2014	Less than 3 months	3 to 12 months	1 to 2 years	2 to 5 years	Over 5 years	Total
	£m	£m	£m	£m	£m	£m

Mortgage borrowings	3.5	10.7	15.4	594.9	-	624.5
Trade and other payables (Note 20)	19.0	1.5	1.5	-	0.9	22.9
	22.5	12.2	16.9	594.9	0.9	647.4
The Group has two, one-year options to extend the maturity date of certain of its mortgage borrowings (see Note 11).

14. Capital management
The Group manages its capital to ensure that entities in the Group will be able to continue as a going concern and as such it aims to maintain a prudent mix between debt and equity financing. The Group’s capital comprises equity attributable to shareholders of the Company and debt which includes mortgage borrowings.
Details of mortgage borrowings are set out in Note 11. Mortgage borrowings are secured on specific portfolios and are non–recourse to the Group as a whole. During the period, the Group did not breach any of its loan covenants, nor did it default on any other of its obligations under its loan agreements.
The Group monitors capital primarily using a loan-to-value (‘LTV’) ratio. The Investment Manager expects that on an overall basis the Group LTV will not exceed 50% at the time of borrowing, and at all times the Group’s LTV will not exceed 65%. At 31 December 2014 the LTV ratio was 7.0%. The LTV is calculated as mortgage borrowing less cash and cash equivalents, divided by the value of investments.
The Group is not subject to any externally imposed capital requirements.
Dividends are approved by the Board on an ad hoc basis.

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15. Stated capital
The accounting policy applicable to stated capital is set out in Note 3S.

Ordinary shares Number
Authorised
Ordinary shares	Unlimited

Ordinary shares issued and fully paid
Shares issued on incorporation on 23 December 2013	2
Shares issued on 28 February 2014	91,000,000
Shares issued on 5 March 2014	9,100,000
Shares issued on 31 March 2014 to partially settle Investment Management fee for the period ended 31 March 2014	9,005
Shares issued on 6 August 2014 to partially settle Investment Management fee for the period ended 30 June 2014	116,208
Ordinary shares issued in connection with a firm placing of shares on 8 October 2014	9,982,431
Ordinary shares issued in connection with a placing and open offer of ordinary shares on 22 October 2014	24,956,079
Shares issued on 6 November 2014 to partially settle Investment Management fee for the period ended 30 September 2014	119,568

At 31 December 2014	135,283,293

Period ended 31 December 2014 £m

As at 23 December 2013	-
Fully paid up ordinary shares issued for cash	1,352.4
Issued to partially settle Investment Management fee	2.6
Share issue costs	(40.1)
1,314.9

The Company has unlimited authorised share capital of no par value.
The issued and fully paid-up ordinary shares rank equally. The holders of the ordinary shares are entitled to receive dividends as declared from time to time and are entitled to one vote per share at meetings of the Company.

16. Dividends
The accounting policy applicable to dividends is set out in Note 3I.
The Board paid an interim dividend of 2 pence per share on 29 August 2014. A second interim dividend of 4 pence per share was paid on 28 November 2014. The total dividends paid in the period ended 31 December 2014 totalled £7.4 million.
On 25 February 2015, the Board proposed an interim dividend of 7 pence per share, resulting in a total dividend of £9.5 million. It will be paid on 20 March 2015 to shareholders on the register at the close of business on 6 March 2015.

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RESULTS FOR THE PERIOD ENDED 31 DECEMBER 2014

17. Related party transactions

A.	Parent and ultimate controlling party
The Company’s parent and ultimate controlling party is Kennedy-Wilson Holdings, Inc. (‘KWI’). This is by virtue of an indirect wholly owned subsidiary of KWI, KW Investment Management Ltd (the ‘Investment Manager’) acting as investment manager to the Company in accordance with the terms of the investment management agreement between the Investment Manager and the Company, and the Investment Manager being entitled to receive certain management and performance fees.
In addition, KWI (through its subsidiaries) holds 20,189,952 shares in the Company at 31 December 2014.
On 28 February 2014, on admission to trading on the London Stock Exchange, the Company issued 7,000,000 shares to KW Europe Investors Ltd and Welford Limited (an unrelated entity) in equal portions in consideration for the acquisition of the holding company of the Tiger Portfolio of properties. The fair value of the shares on issue was £70.0 million.
The Investment Manager, pursuant to the terms of an investment management agreement with the Company, is entitled to receive a management fee from the Company at an annual rate of 1.0% of the EPRA NAV of the Company, payable quarterly in arrears. The investment management fee is payable 50% in cash and the remaining 50% through the issuance of ordinary shares in the Company to the value of that 50% fee portion. In addition to the Investment Management fee, the Investment Manager has also paid certain other expenses on behalf of the Company. The total amount of the Investment Management fee in respect of the period to 31 December 2014 was £8.4 million, comprising:

•
On 31 March 2014, the Company issued 9,005 shares to the Investment Manager in part settlement of investment management fee for the quarter ended 31 March 2014. In accordance with the investment management agreement, the fair value price was the average closing share price for the twenty days immediately prior to the issue date of these shares being £10.51 per share. The total consideration equated to £0.1 million. In addition, a cash payment in the amount of £0.1 million was paid to the Investment Manager in settlement of the investment management fee. The total Investment Management fee for the quarter ended 31 March 2014 was £0.2 million.

•
On 6 August 2014, the Company issued 116,208 shares to the Investment Manager in part settlement of investment management fee for the quarter ended 30 June 2014. In accordance with the investment management agreement, the fair value price was the average closing share price for the twenty days immediately prior to the issue date of these shares being £10.68 per share. The total consideration equated to £1.2 million. In addition, a cash payment in the amount of £1.2 million was paid to the Investment Manager in settlement of the investment management fee. The total Investment Management fee for the quarter ended 30 June 2014 was £2.4 million.

•
On 6 November 2014, the Company issued 119,568 shares to the Investment Manager in part settlement of investment management fee for the quarter ended 30 September 2014. In accordance with the investment management agreement, the fair value price was the average closing share price for the twenty days immediately prior to the issue date of these shares being £10.45 per share. The total consideration equated to £1.2 million. In addition, a cash payment in the amount of £1.2 million was paid to the Investment Manager in settlement of the investment management fee. The total Investment Management fee for the quarter ended 30 September 2014 was £2.4 million.

•
For the quarter ended 31 December 2014, the Investment Management fee payable to the Investment Manager totals £3.4 million, of which 50% (or £1.7 million) was paid in cash and the remaining 50% (or £1.7 million) will be settled through the issuance of ordinary shares in the Company. The total number of shares to be issued in connection with settlement of the share based portion of the Investment Management fee is 163,478, calculated using the fair value price of the shares of £10.57, being the average closing price for the twenty days immediately prior to the issue date of these shares.

The Company will pay an annual performance fee calculated with reference to total shareholder return. The fee is the lesser of 20% of a) the excess over an annualised annual return hurdle of 10% (being for the first period, the Gross Opening NAV divided by the number of Ordinary Shares in issue immediately following admission) or b) the excess of year end EPRA NAV per ordinary share over the relevant High Water Mark (being the greater of the closing EPRA NAV per Ordinary Share and the Gross Opening NAV plus further cash and non-cash issues of Ordinary Shares calculated per Ordinary Share). ‘Gross Opening NAV’ is the gross cash proceeds of the issue of shares at the time of the Company’s flotation and an amount equal to £70.0 million. No Performance fee is payable in respect of the period ended 31 December 2014.

The Company, KW Europe Investors Ltd and KW Carried Interest Partner LP (acting as nominee for certain employees of the KW Group) entered into a subscription agreement dated 25 February 2014 (the “KW Subscription Agreement”). Pursuant to the KW Subscription Agreement, the KW Group, through KW Europe Investors Ltd and the KW Carried Interest Partner LP, committed to subscribe for in aggregate 9,000,000 Ordinary Shares at a price of £10.00 per share (in addition to the 3,500,000 shares issued to KW Europe Investors Ltd in consideration for the acquisition of the holding company of the Tiger Portfolio of properties).
The Company, KW Europe Investors Ltd, certain banks identified in the Company’s IPO prospectus and KW Carried Interest Partner LP entered into a lock-up agreement dated 25 February 2014 (the “KW Lock-up Agreement”). Pursuant to the terms of the KW Lock-up Agreement, each of KW Europe Investors Ltd and KW Carried Interest Partner undertook, subject to certain customary exceptions, not to dispose of the Ordinary Shares acquired by it pursuant to the Issue at the time of the Company’s flotation, for a period of 12 months from 28 February 2014. In addition, for a period of 12 months after the expiration of such 12-month lock-up period from the date of admission and/or in certain other circumstances, such Ordinary Shares held by KW Europe

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RESULTS FOR THE PERIOD ENDED 31 DECEMBER 2014

Investors Ltd and KW Carried Interest Partner LP may be sold, provided that any such sale shall be in accordance with the requirements and terms and conditions of the Company’s broker so as to maintain an orderly market in the Company’s publicly traded securities. In December 2014 the lock-up restrictions on KW CIP were waived.
Pursuant to a conditional deed of novation and variation dated 25 February 2014 between (1) the British Overseas Bank Nominees Limited and WGTC Nominees Limited in their capacity as nominees for and on behalf of National Westminster Bank plc as trustee of the Scottish Widows Investment Property Partnership Trust (an un-related party)(the “Artemis Sellers”) (2) Dionysus Limited, Niobe Limited and Agamemnon Limited (the “Artemis Original Purchasers”) (being related parties as entities in the KWI group) (3) KW Niobe Limited, KW Dionysus Limited and KW Agamemnon Limited (the “Artemis New Purchasers”) (being entities within the Group) and (4) KWI, (the “Artemis Novation Agreement”) the Artemis Acquisition Agreement (the acquisition agreement dated 23 December 2013 between the Artemis Sellers and the Artemis Original Purchasers) was novated from the Artemis Original Purchasers (as original purchasers) to the Artemis New Purchasers (as the new purchasers), as a result of which the Group acquired the Artemis Portfolio from the Artemis Sellers. The acquisition of the Artemis portfolio completed in March 2014.
On 9 May 2014 the Company announced that, through certain wholly-owned subsidiaries, it had entered into a conditional agreement to acquire a portfolio of residential and commercial properties located in Dublin (the “Central Park Portfolio”) from KW EU Investors X, LLC by acquiring the entire participating share capital issued by KW Real Estate plc, in respect of its sub-fund, KW Irish Real Estate Fund IX, for a total consideration of approximately €88.1 million (approximately £71.4 million), comprising approximately €30.7 million (approximately £24.9 million) of cash and approximately €57.4 million (approximately £46.5 million) of assumed non-recourse debt (the “Central Park Acquisition”), and a separate conditional agreement to acquire a portfolio of properties located across Dublin, with one in Cork (the “Opera Portfolio”) from VF Opera LLC and KWF Real Estate Venture XV, LP and KWI by acquiring the entire participating share capital issued by Cavalli Investments plc, in respect of its sub-fund Cavalli Real Estate Fund I, for a total consideration of approximately €391.4 million (approximately £317.1 million), comprising approximately €194.9 million (approximately £157.9 million) of cash and approximately €196.5 million (approximately £159.2 million) of assumed non-recourse debt (the “Opera Acquisition”). Each of the Central Park Acquisition and the Opera Acquisition were conditional on shareholder approval which was received on 12 June 2014, and both the Central Park Acquisition and the Opera Acquisition completed in June 2014.

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B.	Transactions with key management personnel
The Directors of the Company received total fees for the period as follows:

Period ended 31 December 2014
Charlotte Valeur	£147,682
William McMorrow	-
Mark McNicholas	£101,849
Simon Radford	£93,082
Mary Ricks	-
£342,613
Pursuant to the terms of the investment management agreement between the Investment Manager and the Company, each of William McMorrow and Mary Ricks has waived his/her fees as Directors of the Company.
The Investment Manager is considered to be included within the definition of key management personnel. The total Investment Management fee for the period ended 31 December 2014 is £8.4 million, details of which are set out in Note 17A.
The total amount paid to key management personnel is £8.7 million.
The Directors’ interests in the shares of the Company are detailed below:

31 December 2014 Number of ordinary shares held
Charlotte Valeur	-
William McMorrow	80,916
Mark McNicholas	-
Simon Radford	-
Mary Ricks	80,916
161,832

C.	Other related parties
There were no transactions with other related parties.

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18. Business combinations
The accounting policies applicable to business combinations are set out in Notes 3A (i) – (ii) and Note 3B.

A.	Portmarnock Hotel and Golf Links
On 7 July 2014 the Group through a wholly owned subsidiary acquired the land and buildings, certain items of plant and equipment, certain working capital balances and the business of the Portmarnock Hotel and Golf Links in Dublin, Ireland. In the period since acquisition the Portmarnock Hotel and Golf Links has contributed £3.0 million of revenue and profit of £0.2 million to the Group’s results. If the acquisition had occurred on 23 December 2013, management estimates that a further £2.7 million would have been recognised as revenue, with a related loss for the year of £0.1 million.

i.	Consideration transferred
The total consideration paid to acquire the land and buildings, certain items of plant and equipment, certain working capital balances and the business of the Portmarnock Hotel and Golf Links in Dublin, Ireland was £23.6 million, settled entirely with cash.

ii.	Acquisition-related costs
The Group incurred acquisition-related costs of £0.8 million as legal and due diligence costs.

iii.	Identifiable assets acquired and liabilities assumed
The following table summarises the recognised amounts of assets acquired and liabilities assumed at the date of acquisition:

£m
Property, plant and equipment	23.4
Receivables	0.2
Total identifiable net assets acquired	23.6

iv.	Measurement of fair values
The valuation techniques for measuring the fair value of material assets acquired are consistent with the policies set out in Note 4.

B.	St Andrews Bay Developments Ltd
On 18 August 2014 the Group acquired 100% of the issued share capital of St Andrews Bay Developments Ltd. This company owns the Fairmont St Andrews Hotel, St Andrews, Scotland. In the period since acquisition St Andrews Bay Developments Ltd contributed £5.4 million of revenue and profit of £1.7 million to the Group’s results.
If the acquisition had occurred on 23 December 2013, management estimates that a further £8.4 million would have been added to revenue, and the profit for the year would have decreased by £4.2 million resulting in a loss of £2.5 million. In determining these amounts, the Board has assumed that the fair value adjustments are consistent with those recognised on acquisition.

i.	Consideration transferred
The total consideration paid to acquire the issued share capital was £32.8 million, settled entirely with cash.

ii.	Acquisition-related costs
The Group incurred acquisition-related costs of £0.4 million as legal and due diligence costs. These costs have been included in the “Acquisition costs” caption of the Consolidated Income Statement.

iii.	Identifiable assets acquired and liabilities assumed
The following table summarises the recognised amounts of assets acquired and liabilities assumed at the date of acquisition:

£m
Property, plant and equipment	34.5
Inventory and other receivables	1.3
Cash and cash equivalents	1.6
Trade and other payables	(2.8)
Total identifiable net assets acquired	34.6

iv.	Measurement of fair values
The valuation techniques for measuring the fair value of material assets acquired are consistent with the policies set out in Note 4C.

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v.	Gain on purchase of a business
A bargain purchase arising from the acquisition has been recognised as follows:

£m
Fair value of identifiable net assets	34.6
Consideration transferred	(32.8)
Gain on purchase of a business	1.8

19. Subsequent events

A.	Acquisition of Park Inns loan portfolio
On 16 December 2014, the Group paid a deposit of £5.5 million in connection with the proposed acquisition of the Park Inns loan portfolio from two financial institutions. This transaction closed in two tranches: 23 January 2015 and 16 February 2015. The total purchase price was £61.9 million. Expected costs associated with the acquisition are £0.6 million.

B.	Acquisition of mixed use portfolio
On 19 December 2014, the Group paid a deposit in the amount of £25.3 million in connection with the acquisition of a mixed use portfolio from Aviva. This transaction closed on 30 January 2015. The total purchase price for this mixed use portfolio is £503.0 million. Costs associated with the acquisition will be approximately £25.0 million. Completion has been phased such that 163 properties with a value of £443.6 million were acquired on 30 January 2015, and completion of the remaining 17 properties valued at £59.4 million is conditional.
The purchase price of £503.0 million together with the expected costs will be funded through a combination of existing cash resources and new senior debt in the amount of £352.3 million (see below).

C.	New senior debt facility connected with acquisition of mixed use portfolio
Simultaneous with the acquisition of the mixed use portfolio, a senior debt facility has been agreed for £352.3 million, reflecting an LTV on the portfolio of 70%. The senior debt facility has been split into three-year floating-rate (£116.6 million), five-year fixed-rate (£70.7 million) and eight-year fixed-rate (£165.0 million) tranches at a weighted average margin of 207 bps and all-in cost of 296 bps. The cost of this debt facility will be approximately £2.0 million.

D.	Investment management fee
On 25 February 2015, the Company approved the payment of the Investment Management fee of £3.4 million (for the quarter ended 31 December 2014), payable to the Investment Manager, comprising 163,478 shares and £1.7 million cash.

E.	Development guarantee
On 9 February 2015, the Company through a wholly owned subsidiary, together with an unrelated party, entered into a bond with a local authority in the amount of £0.4 million (€0.5 million) in order to secure performance of the development of the residential tower known as Block K, Central Park, Leopardstown, Dublin, in accordance with the terms of a conditional planning permission.

F.	Acquisition of Gardner House
The Group acquired certain non-performing loans from a financial institution on 13 November 2014 with the collateral for these loans being Gardner House, Dublin, Ireland. On 12 February 2015 the Group completed the acquisition of the underlying collateral. The purchase price for the property was £35.2 million, inclusive of costs. The underlying acquisition was transacted through a cashless acquisition of the property following the consensual resolution of the non-performing loan investment owned by the Group with the borrower.

20. Commitments and contingencies
In addition to those detailed in Note 19, and as outlined above, the Group, on 28 November 2014 through its wholly owned subsidiary KW Investment Funds plc (for the sole account of its sub-fund KW Investment Fund III) has entered into a design and build contract in connection with the development of Central Park, Leopardstown, Dublin, Ireland. The Directors consider that the disclosure of the value of the design and build contract is commercially sensitive.

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RESULTS FOR THE PERIOD ENDED 31 DECEMBER 2014

APPENDIX
OTHER PORTFOLIO STATISTICS AND EPRA DISCLOSURES

Table 1A: Portfolio at 31 December 2014:

Sector	Area (m sq ft)	Market value[1] (£m)	NOI[2] (£m)	EPRA NIY[3] (%)	No. of assets	WAULT[4] (years)	EPRA Occup’y5 (%)
Office	2.87	772.8	44.5	5.5	34	6.4	88.7
Retail	1.32	251.0	17.6	6.6	25	11.9	93.9
Industrial	2.14	109.5	7.3	6.3	17	5.7	98.8
Rented apartment sector	0.32	73.9	3.5	4.5	2	Na	96.3
Property total	6.65	1,207.2	72.8	5.7	78	7.7	90.9
Developments	Na	11.3	Na	Na	2	Na	Na
Hotels	Na	59.7	3.5	5.6	2	Na	Na
Loans	Na	211.1	14.3	6.3	296	Na	Na
Total/average	6.65	1,489.0	90.6	5.8	111	7.7	90.9

Table 2A: Top ten assets at 31 December 2014

Scheme name	City	Sector	Market value[1] (£m)	EPRA NIY[3] (%)	Area (m sq ft)	WAULT[4] (years)	EPRA Occup’y5 (%)
111 Buckingham Palace Rd	London	Office	207.5	4.8	0.23	5.5	100
40/42 Mespil Road	Dublin 4	Office	71.9	4.7	0.12	13.4	100
Stillorgan Shopping Centre	Co. Dub	Retail	68.7	6.2	0.15	6.6	99
Russell Court	Dublin 2	Office	62.4	5.9	0.14	10.4	100
Vantage/Central Park	Dublin 18	Resi	62.1	4.1	0.26	-	96
Seafield House	Aberdeen	Office	62.0	7.8	0.20	2.1	100
FrairsBridge Court	London	Office	59.0	3.0	0.10	2.4	98
Rubislaw House	Aberdeen	Office	47.3	3.7	0.10	15.0	100
SouthBank House	Dublin 4	Office	40.3	5.4	0.06	16.2	100
The Marshes SC	Co. Dublin	Retail	37.4	7.2	0.27	6.5	100
Total top ten assets			718.8	5.2	1.63	6.8	98

1.    Portfolio value based on valuation by external valuers, CBRE (for direct property portfolios) and Duff & Phelps (for loan portfolios), as at 31 December 2014
2.    Net operating income
3.    EPRA Net Initial Yield: Annualised rental income based on the cash rents passing at the balance sheet date, less non-recoverable property operating expenses, divided by the market value of the property, increased with (estimated) purchasers’ costs.
4.    Weighted average unexpired lease term to first break, calculated on Commercial assets, excluding Hotels, Residential and Developments properties
5.    Based on ERV
6.    Loan portfolio secured by 29 assets

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RESULTS FOR THE PERIOD ENDED 31 DECEMBER 2014

Table 3A: Top ten tenants at 31 December 2014

	Annualised NOI (£m)	% of total rent
Telegraph Media Group	5.8	14.4
Bank of Ireland	3.5	8.8
KPMG	3.5	8.8
HSBC Plc	2.8	7.0
Secretary of State for the Environment	2.6	6.5
Chevron North Sea Ltd	2.6	6.4
Marathon International Petroleum (GB) Ltd	2.3	5.8
Scripps Networks Interactive (UK) Ltd	2.3	5.7
Mason Hayes & Curran	2.3	5.6
Conoco (UK) Ltd	1.8	4.6
Top ten tenants	29.4	32.5
Remaining tenants	61.2	67.5
Total	90.6	100.0

Table 4A: Lease expiry profile at 31 December 20141

	Number of leases expiring	Gross annual rent (£m)	% of total gross annual rent
2015	76	6.8	9.5
2016	43	6.5	9.2
2017	47	10.5	14.8
2018	23	5.4	7.6
2019	21	4.0	5.5
2020	26	4.0	5.6
2021	24	8.4	11.7
2022	10	1.7	2.3
2023	13	2.0	2.8
2024	11	1.8	2.5
Thereafter	64	20.4	28.6
	358	71.3	100.0

1.	Commercial assets only – excludes residential, hotel and development assets and loan portfolios
Table 5A: Other EPRA Measures

EPRA NNNAV per share (p)	1,382.4
EPRA NIY (%)	5.8
EPRA Topped up NIY (%)	6.1
EPRA Like-for-like income growth (%)[1]	Na
EPRA cost ratio (%) without vacancy	25.3
EPRA cost ratio (%) with vacancy	26.2

1.	The period under review was the Group’s first year in operation

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